EXHIBIT 2.1
Execution Version
STOCK PURCHASE AGREEMENT
BY AND AMONG
U.S. CONCRETE, INC.,
ALLIANCE HAULERS, INC.,
ALBERTA INVESTMENTS, INC.,
ATLAS CONCRETE INC.
AND
WILD ROSE HOLDINGS LTD.,
Dated as of June 27, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.01	Definitions	1
1.02	Other Defined Terms	10
1.03	Other Definitional Provisions	10

ARTICLE II SALE AND DELIVERY OF SHARES		11
2.01	Delivery of Shares	11
2.02	Endorsement of Companies Capital Stock	11

ARTICLE III CONSIDERATION FOR CAPITAL STOCK OF THE COMPANIES		11
3.01	Consideration	11
3.02	Delivery of Consideration	11

ARTICLE IV CLOSING; CONDITIONS TO CLOSING		12
4.01	Closing	12
4.02	Conditions to the Obligations of Each Party	12
4.03	Conditions to the Obligations of Shareholders	12
4.04	Conditions to the Obligations of Buyer	13

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS		14
5.01	Due Organization and Qualification	14
5.02	Authorization; Non-Contravention; Approvals	15
5.03	Capitalization and Ownership	16
5.04	Subsidiaries	16
5.05	Reports; Financial Statements	16
5.06	Liabilities and Obligations	17
5.07	Real Property	18
5.08	Personal Property	19
5.09	Material Customers and Contracts	19
5.10	Permits	20
5.11	Environmental Matters	21
5.12	Labor and Employee Relations; Employment Matters	22
5.13	Insurance	23
5.14	Compensation; Employment Agreements	24
5.15	Noncompetition, Confidentiality and Nonsolicitation Agreements; Employee Policies	24
5.16	Employee Benefit Plans	24
5.17	Litigation and Compliance with Laws	26
5.18	Taxes	26
5.19	Absence of Changes	27
5.20	Accounts with Banks and Brokerages; Powers of Attorney	29
5.21	Absence of Certain Business Practices	29
5.22	Competing Lines of Business; Related-Party Transactions	30
5.23	Proprietary Rights	30
 i

5.24	Capital Expenditures	30
5.25	Accounts and Notes Receivable	30
5.26	Inventories	31
5.27	Product Warranties	31
5.28	Disclosure	31

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		31
6.01	Organization	31
6.02	Authorization; Non-Contravention; Approvals	31

ARTICLE VII CERTAIN COVENANTS		32
7.01	Access and Cooperation; Due Diligence	32
7.02	Conduct of Business Pending the Closing; No Shop	33
7.03	Notification of Certain Matters	35
7.04	Bonuses	36
7.05	Public Announcements	36
7.06	Title Assurance	37
7.07	Expenses	37
7.08	Repayment of Related-Party Indebtedness	37
7.09	Governmental Filings	37
7.10	Future Cooperation; Tax Matters	38
7.11	Further Assurances	39
7.12	Adjustments to Consideration Paid at Closing	39
7.13	Limitation on Future Distributions by Shareholders	40
7.14	Pre-Closing Loan	41
7.15	Financing Commitments	42

ARTICLE VIII INDEMNIFICATION		42
8.01	Survival of Representations and Warranties and Covenants	42
8.02	Indemnification by Shareholders	43
8.03	Indemnification by Buyer	44
8.04	Third Person Claims	44
8.05	Non-Third Person Claims	46
8.06	Indemnification Threshold	47
8.07	Indemnification Limitation	47
8.08	Indemnification for Negligence of Indemnified Party	47

ARTICLE IX NONCOMPETITION COVENANTS		48
9.01	Prohibited Activities	48
9.02	Equitable Relief	48
9.03	Reasonable Restraint	49
9.04	Severability; Reformation	49
9.05	Material and Independent Covenant	49

ARTICLE X NONDISCLOSURE OF CONFIDENTIAL INFORMATION		49
10.01	General	49
10.02	Equitable Relief	50
 ii

ARTICLE XI TERMINATION		50
11.01	Termination of This Agreement	50
11.02	Liabilities in Event of Termination	52

ARTICLE XII MISCELLANEOUS		51
12.01	Successors and Assigns; Rights of Parties	51
12.02	Entire Agreement; Amendment; Waivers	51
12.03	Counterparts; Facsimile Signatures	51
12.04	Brokers and Agents	51
12.05	Notices	52
12.06	Exercise of Rights and Remedies	52
12.07	Reformation and Severability	53
12.08	Captions	53
12.09	Governing Law	53
12.10	Dispute Resolution	53
 iii

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 27, 2006 by and among U.S. Concrete, Inc., a Delaware corporation (“Buyer”), Alliance Haulers, Inc., a Texas corporation (“Alliance”), Alberta Investments Inc., a Texas corporation (“Alberta”), Atlas Concrete Inc., an Alberta, Canada corporation (“Atlas”), and Wild Rose Holdings Ltd., a Jersey corporation (“Wild Rose”). The term “Company” refers to each of Alliance and Alberta, and the term “Companies” refers to both Alliance and Alberta. The term “Shareholder” refers to each of Atlas and Wild Rose, and the term “Shareholders” refers to both Atlas and Wild Rose.
     WHEREAS, Atlas owns all the issued and outstanding shares of capital stock of Wild Rose; and
     WHEREAS, Wild Rose owns all the issued and outstanding shares of capital stock of Alliance; and
     WHEREAS, Wild Rose owns all the issued and outstanding shares of common stock of Alberta, and Atlas owns all of the issued and outstanding shares of preferred stock of Alberta; and
     WHEREAS, Buyer desires to acquire all the issued and outstanding capital stock of the Companies from Shareholders, and Shareholders desire to sell such outstanding capital stock to Buyer as set forth herein;
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Definitions. Capitalized terms used in this Agreement (including the Schedules hereto) and not otherwise defined herein shall have the following meanings:
     “Acquired Business” means the combined business conducted by the Acquired Entities, viewed as a single enterprise.
     “Acquired Entity” means each of: Alliance; Alberta; Atlas Investments, Inc., a Nevada corporation and wholly owned subsidiary of Alberta; Ingram Enterprises Management, Inc., a Texas corporation and wholly owned subsidiary of Alberta; Redi-Mix Management, Inc., a Texas corporation and wholly owned subsidiary of Alberta; Ingram Enterprises, L.P., a Texas limited partnership of which Atlas Investments, Inc. is the sole limited partner and Ingram Enterprises Management, Inc. is the sole general partner; Redi-Mix, L.P., a Texas limited partnership of which Atlas Investments, Inc. is the sole limited partner and Redi-Mix Management, Inc. is the sole general partner; Redi-Mix GP, LLC, a Texas limited liability company and wholly owned subsidiary of Redi-Mix, L.P.; and Redi-Mix Concrete, L.P., a Texas limited partnership of which Redi-Mix GP, LLC is the sole general partner and Redi-Mix, L.P. is the sole limited partner.
     “Acquisition Proposal” has the meaning set forth in Section 7.02.
     “Affiliate” of, or “Affiliated” with, a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise).
     “Agreement” has the meaning set forth in the preamble hereto.
     “Alberta” has the meaning set forth in the preamble hereto.
     “Alberta/Atlas Investments Distribution” has the meaning set forth in Section 7.14.
     “Alliance” has the meaning set forth in the preamble hereto.
     “Atlas” has the meaning set forth in the preamble hereto.
     “Balance Sheet Date” has the meaning set forth in Section 5.05(b)(ii).
     “Bank Debt” means borrowings by one or more of the Acquired Entities from a line of credit extended to such Acquired Entity or Entities by a bank or similar financial institution.
     “Buyer” has the meaning set forth in the preamble hereto.
     “Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.
     “Claim Notice” has the meaning set forth in Section 8.04(a).
     “Closing” has the meaning set forth in Section 4.01.
     “Closing Date” means the date on which the Closing occurs.
     “Code” means the Internal Revenue Code of 1986.
     “Companies” has the meaning set forth in the preamble hereto.
     “Companies Capital Stock” means the common stock, $1.00 par value per share, of Alliance, all of the common stock, $.01 par value per share, of Alberta, and all of the preferred stock, $.01 par value per share, of Alberta.

     “Company Reports” has the meaning set forth in Section 5.05(a).
     “Competitive Business” means any business that competes, directly or indirectly, with the Acquired Entities, including any business that involves the production and sale of ready-mixed concrete (including truck-mixed concrete) and other cement mixtures; pre-cast concrete products, concrete block or slag products; retail sales of concrete products, equipment, tools, accessories and other concrete-related building materials and products; aggregate production, storage and sales; and any logical extension of or business activity reasonably related to any of the foregoing.
     “Consideration” has the meaning set forth in Section 3.01.
     “Consideration Adjustment” means the sum of: (i) the Final Dividend Adjustment; (ii) the Final Interest-Bearing Debt Adjustment; and (iii) the Final Pre-Closing Earnings Adjustment.
     “Consideration Adjustment Schedule” has the meaning set forth in Section 7.12(a).
     “Effective Date” means July 1, 2006 if the Closing occurs in July 2006 and August 1, 2006 if the Closing occurs in August 2006.
     “Effective Date Financial Statements” has the meaning set forth in Section 7.12(a).
     “Effective Time” means 12:01 a.m., Central Time, on the Effective Date.
     “Election Period” has the meaning set forth in Section 8.04(b).
     “Employment Agreements” has the meaning set forth in Section 4.04(c).
     “Encumbrances” means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.
     “Encumbered” means to be subject to one or more Encumbrances.
     “Entity” means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.
     “Environmental Laws” means any and all Laws relating to (a) the protection, preservation or restoration of the environment (including, without limitation, ambient air, surface water (including water management and runoff), groundwater, drinking water supply, surface land, subsurface strata, plant and animal life or any other natural resource) or human health, (b) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including, without limitation, Hazardous Substances) into the environment or (c) the exposure to, or the use, storage, recycling, treatment, manufacture, generation, transport, processing, handling, labeling, production, removal or disposal of any pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including, without limitation, Hazardous Substances), in each case as amended from time to time. The term “Environmental Laws” includes, without limitation, (i) the United States Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Safe Drinking Water Act, the Atomic Energy Act and the Hazardous Materials Transportation Act and any other comparable or similar applicable state or local Law, in each case as amended from time to time, and any other Laws relating to any of the foregoing, and (ii) any common law doctrine that may impose liability or obligations for injuries or damages due to, or as a result of, the actual or threatened presence or effects of, or exposure to, any Hazardous Substance.
     “ERISA” has the meaning set forth in Section 5.16(a).
     “ERISA Affiliate” has the meaning set forth in Section 5.16(a).
     “Estimated Adjustments Notice” means a written notice delivered by Shareholders to Buyer not later than the third business day immediately preceding the Closing Date, which notice shall set forth the Estimated Dividend Adjustment, the Estimated Interest-Bearing Debt Adjustment and the Estimated Pre-Closing Earnings Adjustment.
     “Estimated Dividend Adjustment” means the amount estimated by Shareholders, in good faith, as set forth in the Estimated Adjustments Notice, as the amount by which the aggregate amount of all cash and property (valued at fair market value, in accordance with GAAP) transferred (via dividend, distribution or otherwise (but excluding any payments of management fees taken into account in determining the Estimated Pre-Closing Earnings Adjustment and excluding the Alberta/Atlas Investments Distribution)) to either Shareholder or any of their Affiliates (other than the Acquired Entities) during the period from (and including) January 1, 2006 through the Effective Time exceeds $1,000,000.
     “Estimated Interest-Bearing Debt Adjustment” means the amount estimated by Shareholders, in good faith, as set forth in the Estimated Adjustments Notice, as
     (i) the Interest Bearing Debt as of the Effective Time, minus
     (ii) the aggregate of all amounts incurred by any of the Acquired Entities since December 31, 2005 which constitute Interest-Bearing Debt as of the Effective Time (for the avoidance of doubt, such aggregate of amounts so incurred to be net of any repayments thereof made prior to the Effective Time), to the extent (and only to the extent) such aggregate amounts do not exceed the greater of (a) the aggregate of all amounts consisting of regularly scheduled amortization payments actually paid by any of the Acquired Entities (without duplication) from (and including) January 1, 2006 through the Effective Time with respect to Interest-Bearing Debt outstanding as of December 31, 2005 and (b) $3,000,000.

     “Estimated Pre-Closing Earnings Adjustment” means the lesser of: (i) the amount estimated by Shareholders, in good faith, as set forth in the Estimated Adjustments Notice, as the positive amount (if any) of the combined after-tax net income of the Acquired Entities for the period from (and including) January 1, 2006 through the Effective Time, after giving effect to the bonuses and management fees paid or to be paid in accordance with Sections 7.02(b)(iv) and 7.04, all as determined in accordance with GAAP; and (ii) $4,000,000.
     “Expiration Date” has the meaning set forth in Section 8.01(a).
     “Final Dividend Adjustment” means, as determined from the Effective Date Financial Statements, the amount by which:
     (i) the excess of (a) the aggregate amount of all cash and property (valued at fair market value, in accordance with GAAP) transferred (via dividend, distribution or otherwise (but excluding any payments of management fees taken into account in determining the Final Pre-Closing Earnings Adjustment and excluding the Alberta/Atlas Investments Distribution)) to either Shareholder or any of their Affiliates (other than the Acquired Entities) during the period from (and including January 1, 2006 through the Effective Time over (b) $1,000,000; exceeds or is exceeded by
     (ii) the Estimated Dividend Adjustment;
provided, that, if the amount referred to in clause (ii) exceeds the amount referred to in clause (i) of this sentence, the Final Dividend Adjustment will be expressed as a negative amount.
     “Final Interest-Bearing Debt Adjustment” means, as determined from the Effective Date Financial Statements, the amount by which:
     (i) the amount determined as
     (a) the Interest-Bearing Debt as of the Effective Time, minus
     (b) the aggregate of all amounts incurred by any of the Acquired Entities since December 31, 2005 which constitute Interest-Bearing Debt as of the Effective Time (for the avoidance of doubt, such aggregate of amounts so incurred to be net of any repayments thereof made prior to the Effective Time), to the extent (and only to the extent) such aggregate amounts do not exceed the greater of (1) the aggregate of all amounts consisting of regularly scheduled amortization payments actually paid by any of the Acquired Entities (without duplication) from (and including) January 1, 2006 through the Effective Time with respect to Interest-Bearing Debt outstanding as of December 31, 2005 and (2) $3,000,000; exceeds or is exceeded by
     (ii) the Estimated Interest-Bearing Debt Adjustment;
provided, that, if the amount referred to in clause (ii) exceeds the amount referred to in clause (i) of this sentence, the Final Interest-Bearing Debt Adjustment will be expressed as a negative amount.

     “Final Pre-Closing Earnings Adjustment” means, as determined from the Effective Date Financial Statements, the amount by which:
     (i) the lesser of (a) the positive amount (if any) of the combined after-tax net income of the Acquired Entities for the period from (and including) January 1, 2006 through the Effective Time, after giving effect to the bonuses and management fees paid or to be paid in accordance with Sections 7.02(b)(iv) and 7.04, all as determined in accordance with GAAP, and (b) $4,000,000; exceeds or is exceeded by
     (ii) the Estimated Pre-Closing Earnings Adjustment;
provided, that, if the amount referred to in clause (ii) exceeds the amount referred to in clause (i) of this sentence, the Final Pre-Closing Earning Adjustment will be expressed as a negative amount.
     “Financial Statements” has the meaning set forth in Section 5.05(b)(ii).
     “Financing” means one or more public offerings or private placements by Buyer of its equity or debt securities (or any combination thereof) completed after the date hereof but on or prior to the Closing Date, with aggregate gross proceeds to Buyer (before deducting discounts and commissions and offering-related expenses) of not less than $75,000,000.
     “GAAP” means generally accepted accounting principles and practices in the United States as in effect from time to time which have been or are applied on a basis consistent with the most recent audited financial statements included in the Year End Financial Statements.
     “Governmental Approval” means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority at that time.
     “Governmental Authority” means any federal, state, county, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.
     “Hazardous Substances” means any and all substances presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. The term “Hazardous Substances” includes, without limitation, any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, petroleum or any derivative or by-product thereof, radon, regulated radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.
     “Indemnified Party” has the meaning set forth in Section 8.04(a).
     “Indemnifying Party” has the meaning set forth in Section 8.04(a).

     “Interest-Bearing Debt” means (i) all indebtedness of the Acquired Entities for borrowed money outstanding at that time (including, without limitation, Bank Debt (offset, in the case of the determination of Bank Debt as of the Effective Time, by an amount equal to any deposits not yet cleared in any of the Acquired Entities’ respective bank accounts, to the extent such deposits are directly related to sales by the Acquired Entities to customers on credit; provided, however, such offset shall not exceed $725,000), equipment debt, bank overdrafts and any other indebtedness for borrowed money), and (ii) all capital lease obligations of the Acquired Entities outstanding at that time (together with any prepayment penalties that are or will become payable with respect thereto if such obligations are terminated on the Closing Date or within 60 days thereafter), but shall not include the Loan.
     “Interim Balance Sheet” has the meaning set forth in Section 5.05(b)(ii).
     “Interim Financial Statements” has the meaning set forth in Section 5.05(b)(ii).
     “Land” means all real property currently owned or leased by the Acquired Entities.
     “Laws” means any and all federal, state, local or foreign statutes, laws, ordinances, published proclamations, codes, regulations, licenses, permits, authorizations, rulings, approvals, consents, agreements, legal doctrines, published requirements, orders, decrees, judgments, injunctions and rules of or with any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended.
     “Letter of Intent” means that certain letter of intent dated April 12, 2006, by and among Buyer, the Companies, Shareholders and the other parties named therein, as amended or supplemented.
     “Listed Agreements” has the meaning set forth in Section 5.09(a).
     “Loan” has the meaning set forth in Section 7.14.
     “Loan Documents” has the meaning set forth in Section 7.14.
     “Losses” means any and all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and costs and expenses of investigation).
     “Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), properties, business or results of operations of the Acquired Business or the Acquired Entities, taken as a whole, or (ii) the ability of any of the Acquired Entities or either Shareholder to consummate the transactions this Agreement contemplates.
     “Material Customers” has the meaning set forth in Section 5.09(a).
     “Order” means any writ, judgment, decree, injunction or other order of any Governmental Authority (in each case whether preliminary or final).

     “Permits” has the meaning set forth in Section 5.10.
     “Permitted Encumbrances” means: (i) all liens for general and special real property Taxes and special district levies and assessments, in all cases not yet delinquent, (ii) all liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing payment obligations incurred in good faith in the ordinary course of business and that are not yet due and payable, (iii) all covenants, conditions, restrictions, reservations, rights, rights-of-way, easements and other Encumbrances, and other matters of record, of whatever kind or nature that do not have a material adverse effect on the value of the property affected of its usefulness for the purposes for which it is being presently used and (iv) the provisions of all applicable land use laws, ordinances, rules, regulations, zoning restrictions and permits affecting any of the property owned by any of the Acquired Entities or governing the use thereof.
     “Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority or, for the purpose of the definition of “ERISA Affiliate,” any trade or business.
     “Plan” has the meaning set forth in Section 5.16(a).
     “Pre-Closing Taxes” means:
     (a) all Taxes of an Acquired Entity for periods that end on or before the Tax Effective Date (including Taxes in respect of transactions that occur on or before the Tax Effective Date, such as Taxes on such Acquired Entity’s share of the income that is recognized on or prior to the Tax Effective Date by any entity that is a partnership for federal, state, local or other income tax purposes in which that Acquired Entity owns an interest);
     (b) any Tax that is payable by an Acquired Entity by reason of the transactions for which provision is made in this Agreement (such as any Tax that is imposed by reason of Section 355(e) of the Code or any Tax (including a withholding Tax) that is imposed on any one or more of the Acquired Entities in connection with the Loan or the Alberta/Atlas Investments Distribution or the implementation of either);
     (c) the portion of the Taxes of an Acquired Entity with respect to a Straddle Period that relates to the period ending with the Tax Effective Date; provided that: (i) in the case of any Tax based upon or related to income or receipts, the portion of such Tax that relates to the period ending with the Tax Effective Date shall be equal to the amount that would be payable if the relevant period ended with the Tax Effective Date (and shall include Taxes on such Acquired Entity’s share of income that is recognized on or prior to the Tax Effective Date by any entity that is a partnership for federal, state, local or other income tax purposes in which that Acquired Entity owns an interest); and (ii) in the case of any real or personal property Tax or any other Tax not described in the next sentence or in the immediately preceding clause (i), the portion of such Tax that relates to the period ending with the Tax Effective Date shall be equal to the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Tax Effective Date, and the denominator of which is the number of days in the entire taxable period. Sales and use taxes shall be deemed to accrue in the period in which the property is purchased, sold, used or transferred, as reflected in the books and records of the Acquired Business.
     “Proprietary Rights” means (i) patent applications, patents and any reissues or reexaminations thereof, trademarks, service marks, trademark/service mark registrations and applications, corporate names, business names, brand names, trade names, all other names and slogans embodying business or product goodwill (or both), trade styles or dress, copyright registrations, mask works, copyrights, works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, discoveries, improvements, know-how, program materials, manuals, proprietary rights, processes, methods, confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection, and, in the case of any Acquired Entity, (ii) all agreements relating to the technology, know-how or processes used or held for use in any business of any Acquired Entity.
     “Release” shall include any meaning given such term under any Environmental Law.
     “Scheduled Proprietary Rights” has the meaning set forth in Section 5.23.
     “Shareholder” has the meaning set forth in the preamble hereto.
     “Straddle Period Return” has the meaning set forth in Section 7.10(c).
     “Subsidiary” of any specified Person at any time means any Entity a majority of the Capital Stock of which the specified Person owns or controls at that time, directly or indirectly, through another Subsidiary of the specified Person.
     “Tax” or “Taxes” shall mean all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or non-U.S. government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, personal property, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, unemployment, social security, environmental, estimated or withholding taxes, and all customs and import duties.
     “Tax Audit” means any audit or assessment of Taxes, any examination or investigation by any Tax Authority or any other administrative proceeding or appeal relating to Taxes.
     “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.
     “Tax Effective Date” means the date that immediately precedes the Effective Date.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also includes any schedule, attachment or amendment thereto.

     “Third Person” has the meaning set forth in Section 8.04(a).
     “Third Person Claim” has the meaning set forth in Section 8.04(a).
     “Wild Rose” has the meaning set forth in the preamble hereto.
     “Year End Financial Statements” has the meaning set forth in Section 5.05(b)(i).
     1.02 Other Defined Terms. Words and terms not defined above that this Agreement uses and which other Sections of this Agreement define are used in this Agreement as those other Sections define them.
     1.03 Other Definitional Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) all references herein to any specified Law, including the Code and any specified Environmental Law, are references to that Law, as the same may have been amended or supplemented from time to time through the Closing Date, and any rules or regulations promulgated thereunder;
     (b) the terms defined in Section 1.01 and elsewhere in this Agreement include the plural as well as the singular and vice versa, and a reference to one gender includes the other gender and the neuter;
     (c) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP;
     (d) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and the words “Article,” “Section,” “Schedule” and “Exhibit” refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement; and
     (e) the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning;
     (f) the term “business day” means any day other than a day on which commercial banks are authorized or required to close in either Dallas or Houston, Texas;
     (g) the phrase “to the knowledge of the Companies and Shareholders” or phrases with similar wording, to qualify any representation or warranty set forth in Article V, means the collective knowledge, after reasonable investigation, of each person who holds a management position with, any of the Acquired Entities as of the date hereof and Gerald A. Berkhold;
     (h) all references to “dollars” or “$” mean United States dollars; and

     (i) the language used in this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto.
ARTICLE II
SALE AND DELIVERY OF SHARES
     2.01 Delivery of Shares. Upon the terms and subject to the conditions set forth in this Agreement, Shareholders shall, at the Closing, sell and deliver to Buyer certificates representing all the issued and outstanding Companies Capital Stock. Shareholders shall deliver the Companies Capital Stock to Buyer free and clear of all Encumbrances.
     2.02 Endorsement of Companies Capital Stock. Shareholders shall deliver at Closing the certificates representing the Companies Capital Stock, duly endorsed in blank by Shareholders as appropriate or accompanied by stock powers duly endorsed in blank and with all necessary transfer tax and other revenue stamps, acquired at Shareholders’ expense, affixed and cancelled. Shareholders, at their sole expense, agree to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Companies Capital Stock.
ARTICLE III
CONSIDERATION FOR CAPITAL STOCK OF THE COMPANIES
     3.01 Consideration. In consideration of the sale to Buyer in accordance with this Agreement of the certificates representing the Companies Capital Stock, as well as the covenants set forth in Article VII, Buyer shall pay to Shareholders at the Closing, in accordance with the allocation set forth on Exhibit A, an aggregate of (a) $165,000,000, plus (b) the Estimated Pre-Closing Earnings Adjustment, minus (c) the Estimated Interest-Bearing Debt Adjustment, minus (d) the Estimated Dividend Adjustment, minus (e) the amount, if any, of the Loan outstanding immediately prior to the Effective Time, plus (f) the amount that would be payable as interest, at the rate of 5% per annum, on a loan equal to the total amount computed pursuant to clauses (a) through (e) of this sentence for the period from (and including) the Effective Time to (but excluding) the Closing Date (calculated on the basis of a 365-day year for the actual number of days elapsed) (such aggregate amount, subject to adjustment as provided in Section 7.12, being the “Consideration”).
     3.02 Delivery of Consideration. At the Closing, Buyer shall deliver to Shareholders the Consideration payable on the Closing Date pursuant to Section 3.01, in accordance with the allocation set forth on Exhibit A, by wire transfer of immediately available funds in accordance with the wiring instructions Shareholders provide Buyer at least two business days prior to the Closing Date.

ARTICLE IV
CLOSING; CONDITIONS TO CLOSING
     4.01 Closing. The delivery of the Consideration payable on the Closing Date pursuant to Section 3.01 and the other transactions this Agreement contemplates will occur on the Closing Date (the “Closing”) shall take place simultaneously at the offices of Baker Botts L.L.P., 910 Louisiana, Houston, Texas 77002 or at such other place or by such other means (e.g., by facsimile or overnight delivery of original execution materials) as shall be mutually agreed to by the parties, on the first date after the Effective Date that the parties hereto reasonably agree is practicable following the satisfaction or, if permissible, waiver of the conditions set forth in this Article IV (except for those conditions that by their express terms are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that nothing in this Section 4.01 shall require any party hereto to waive any of the conditions to its obligation hereunder, as set forth in Sections 4.02, 4.03 and 4.04, as applicable.
     4.02 Conditions to the Obligations of Each Party. The obligation of each party hereto to take the actions contemplated to be taken by that party at the Closing is subject to the satisfaction on or before the Closing Date, or written waiver under Section 12.02, of each of the following conditions:
     (a) Governmental Approvals. All Governmental Approvals legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained;
     (b) No Orders. No court of competent jurisdiction or other Governmental Authority shall have issued an order, ruling, decree or judgment, which is in effect on the Closing Date, restraining, enjoining or prohibiting the transactions this Agreement contemplates; and
     (c) No Legal Prohibitions. No Law shall have been enacted, promulgated, issued, adopted, decreed or otherwise implemented that prohibits consummation of the transactions contemplated by this Agreement.
     4.03 Conditions to the Obligations of Shareholders. The obligations of Shareholders with respect to the actions to be taken by them on or before the Closing Date are subject to the satisfaction on or before the Closing Date, or the written waiver by Shareholders under Section 12.02, of (i) all the conditions set forth in Section 4.02 and (ii) all the following conditions:
     (a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except for any representations or warranties that are qualified by the concept of materiality, which shall be true and correct in all respects) and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;
     (b) Covenants. Buyer shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

     (c) Delivery of Documents. Buyer shall have delivered to Shareholders an officer’s certificate respecting the representations and warranties of Buyer in this Agreement and compliance with the covenants of Buyer in this Agreement.
     4.04 Conditions to the Obligations of Buyer. The obligations of Buyer with respect to actions to be taken by it on or before the Closing Date are subject to the satisfaction on or before the Closing Date, or the written waiver by Buyer under Section 12.02, of (i) all the conditions set forth in Section 4.02 and (ii) all the following conditions:
     (a) Representations and Warranties. Each of the representations and warranties of Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except for any representations or warranties that are qualified by the concept of materiality, which shall be true and correct in all respects) and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;
     (b) Covenants. The Companies and Shareholders shall have performed in all material respects all of their respective obligations required to be performed by them under this Agreement at or prior to the Closing Date;
     (c) Financing. Buyer shall have consummated the Financing; provided, however, that, if this condition is not satisfied on or before July 31, 2006, it shall thereafter cease to be a condition to the obligations of Buyer with respect to actions to be taken by it on or before the Closing Date unless, on or before July 31, 2006, Buyer shall have delivered written notice to Shareholders (i) notifying Shareholders of the fact that such condition has not yet been satisfied and is not waived by Buyer and (ii) obligating Buyer to pay Shareholders a termination fee of $500,000 in cash plus their documented fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the schedules by wire transfer of immediately available funds to an account designated by Shareholders;
     (d) Employment Agreements. On the Closing Date, Buyer shall have entered into mutually acceptable employment agreements with Messrs. Bill Mabry and Jerry Roberts (collectively, the “Employment Agreements”); and
     (e) Delivery of Documents. Shareholders shall have delivered to Buyer:
          (1) an officer’s certificate signed by an executive officer of Atlas and a director of Wild Rose respecting the representations and warranties of Shareholders in this Agreement and compliance with the covenants of Shareholders;
          (2) an opinion dated the Closing Date and addressed to Buyer from Locke Liddell & Sapp LLP, counsel for the Companies and Shareholders, in the form of Exhibit B, provided that any of the legal opinions set forth in such exhibit, to the extent they relate to matters of the laws of Canada, Jersey or the State of Nevada, may be set forth in one or more opinions dated the Closing Date of other counsel reasonably acceptable to Buyer;
          (3) a certificate of the secretary or any assistant secretary of each Shareholder and each Company respecting, and to which is attached, (A) the charter documents of that Entity;

(B) the resolutions of the board of directors of that Entity respecting this Agreement and the transactions this Agreement contemplates; and (C) a certificate respecting the incumbency and true signatures of the officers who execute this Agreement on behalf of that Entity;
          (4) a copy of a statement issued by Alliance pursuant to Treas. Reg. § 1.897-2(h) certifying that the stock of Alliance is not a United States real property interest, a copy of a statement issued by Alberta pursuant to Treas. Reg. § 1.897-2(h) certifying that the stock of Alberta is not a United States real property interest, and a properly completed Internal Revenue Service Form W-8BEN as to each Shareholder;
          (5) from each officer and director of each Acquired Entity, a notice of resignation from his position or positions as such (subject to any exceptions as Buyer may specify in writing prior to the Closing);
          (6) a certificate, dated as of a recent date not more than five business days prior to the Closing Date, duly issued by the appropriate Governmental Authorities in the jurisdiction of incorporation of each Acquired Entity and, in each other jurisdiction Schedule 5.01 lists, showing that Acquired Entity to be in good standing and authorized to do business in its jurisdiction of incorporation and those other jurisdictions;
          (7) the original stock book and stock ledger, minute books and seal (if any) of each Acquired Entity; and
          (8) evidence reasonably satisfactory to Buyer that (a) all amounts outstanding as advances to or receivables from Shareholders to the Acquired Entities as reflected in Schedule 5.25 and (b) all amounts outstanding under loans to the Acquired Entities from Shareholders as reflected in Schedule 7.05 have been repaid in full.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS
     Shareholders, jointly and severally, represent and warrant to Buyer as follows:
     5.01 Due Organization and Qualification. Schedule 5.01 sets forth, for each Acquired Entity, its form of organization, legal name, assumed name (if any), jurisdiction of organization and each jurisdiction in which it does business. Each Acquired Entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly authorized and qualified to do business and in good standing as a foreign Entity to carry on its business in the places and in the manner as now conducted except where the failure to be so qualified has not had or would not have, individually or in the aggregate, a Material Adverse Effect. Each Acquired Entity has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. No Acquired Entity owns, leases or operates any assets or properties or carries on any of the Acquired Business in any jurisdiction not listed on Schedule 5.01. Except as described on Schedule 5.01, each Acquired Entity that is a Subsidiary of another Acquired Entity is a wholly owned Subsidiary of that other Acquired Entity. Each Acquired Entity is in compliance with the provisions of its articles or certificate of incorporation, certificate of limited partnership, bylaws, limited partnership agreement or other governing documents, as applicable. True, complete and correct copies of all stock records and minute books of each Acquired Entity have been provided to Buyer. Except as set forth in Schedule 5.01, none of the Acquired Entities has been a Subsidiary or division of another Entity (other than another Acquired Entity) during the past 10 years.
     5.02 Authorization; Non-Contravention; Approvals.
     (a) Each Company has all requisite corporate or other organizational power and authority to execute, deliver and perform this Agreement and the ancillary documents and agreements described herein. Each Shareholder has all requisite legal right, power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly approved by the board of directors or similar governing body of each Acquired Entity and each Shareholder. No additional corporate or other proceedings on the part of any Acquired Entity or Shareholders are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Companies and each Shareholder and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and binding agreement of each or the Companies and Shareholders, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (b) The execution, delivery and performance of this Agreement by each Company and each Shareholder do not, and the consummation by each Company and each Shareholder of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of any Acquired Entity or the Acquired Business under any of the terms, conditions or provisions of, (i) the organizational documents of any Acquired Entity, (ii) any Law applicable to Shareholders, any Acquired Entity or the Acquired Business or any of the properties or assets of Shareholders, any Acquired Entity or the Acquired Business, or (iii) except as set forth in Schedule 5.02, any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, Permit (hereinafter defined), concession, lease or other instrument, obligation or agreement of any kind to which either Shareholder, any Acquired Entity or the Acquired Business is now a party or by which the Acquired Business, any Acquired Entity or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for any such violations, breaches, defaults, terminations, accelerations or Encumbrances that would not have, individually or in the aggregate, a Material Adverse Effect.
     (c) Except as set forth in Schedule 5.02, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or other third party is necessary for the execution and delivery of this Agreement by the Companies and Shareholders or the consummation by the Companies and Shareholders of the transactions contemplated hereby, except those as to which the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 5.02, none of the contracts or agreements with Material Customers (hereinafter defined) or contracts providing for purchases or services to or by any Acquired Entity individually in excess of $100,000, or in the aggregate in excess of $200,000, or other agreements, licenses or Permits to which any Acquired Entity is a party requires notice to, or the consent or approval of, any Governmental Authority or other third party for the execution and delivery of this Agreement by either of the Companies or either Shareholder or to the consummation any of the transactions contemplated hereby, except those as to which the failure to provide notice or to obtain consent or approval would not have, individually or in the aggregate, a Material Adverse Effect.
     5.03 Capitalization and Ownership. The authorized capital stock of Alliance consists solely of 1,000,000 shares of common stock, of which 1,000 shares are issued and outstanding and owned beneficially and of record by Wild Rose. The authorized capital stock of Alberta consists solely of 500 shares of Series B common stock, of which 15 shares are issued and outstanding and owned beneficially and of record by Wild Rose, and 1,000 shares of Series A preferred stock, of which 330 shares are issued and outstanding and owned beneficially and of record by Atlas. The authorized and issued Capital Stock of each Subsidiary of Alberta is as set forth in Schedule 5.03. All of the issued and outstanding shares of Capital Stock of each of the Acquired Entities have been duly authorized and validly issued, are fully paid and nonassessable and were offered and sold by the respective Acquired Entities in compliance with all applicable Laws, including those Laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present shareholder of any Acquired Entity or any other third party. As of the Closing, Buyer will obtain good, valid title in the shares of the Companies Capital Stock owned by Shareholders, free and clear of all Encumbrances except for those created by Buyer. No shares of Companies Capital Stock are held by any Acquired Entity as treasury shares, and no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates any Acquired Entity to issue any of its capital stock or Shareholders to transfer any of the equity interests in any Acquired Entity.
     5.04 Subsidiaries. Except as set forth in Schedule 5.04, no Acquired Entity owns, of record or beneficially, or controls, directly or indirectly, or is a party to any agreement obligating it to purchase, any capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any Entity. Except as set forth in Schedule 5.04, no Acquired Entity is, directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate Entity.
     5.05 Reports; Financial Statements.
     (a) The Shareholders have provided to Buyer the Alberta Investments, Inc. 2005 Annual Report, the 2004 Annual Report and the 2003 Annual Report, the Alberta Investments, Inc. First Quarter 2006 Financial Report and the Alberta Investments, Inc. Profit Plan (collectively, the “Company Reports”). Each of the Company Reports does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

     (b) The Acquired Entities have delivered to Buyer true, complete and correct copies of the following financial statements:
     (i) the audited consolidated balance sheets of the Acquired Business as of December 31, 2003, 2004 and 2005 and the related audited consolidated statements of income, shareholders’ equity and cash flows for the three-year period ended December 31, 2005, together with the related notes, schedules and reports of the Acquired Entities’ independent accountants (such combined balance sheets, the related consolidated statements of income, shareholders’ equity and cash flows and the related notes and schedules are referred to herein as the “Year-End Financial Statements”); and
     (ii) the unaudited consolidated balance sheet (the “Interim Balance Sheet”) of the Acquired Business as of March 31, 2006 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three-month period ended on the Balance Sheet Date, together with the related notes and schedules (such combined balance sheet, the related combined statements of income, shareholders’ equity and cash flows and the related notes and schedules are referred to herein as the “Interim Financial Statements”). The Year-End Financial Statements and the Interim Financial Statements of the Acquired Business (collectively, the “Financial Statements”) are attached as Schedule 5.05 to this Agreement;
     (c) Except as set forth in Schedule 5.05, the Financial Statements are true, correct and complete, have been prepared from the books and records of the Acquired Entities in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except, with respect to the Interim Financial Statements, for footnotes and normal, recurring year-end audit adjustments, and fairly present in all material respects the financial position, results of operations and cash flow of each Acquired Entity as of the dates of such statements and for the periods covered thereby. The books of account of each Acquired Entity have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of each Acquired Entity have been properly recorded therein in all material respects. Within the past five fiscal years of each Acquired Entity, that Acquired Entity has not received any correspondence from its accountants, including management letters, which have indicated or disclosed that there is a “material weakness” in or “reportable condition” (as those terms are defined under GAAP) with respect to the financial condition of that Acquired Entity.
     5.06 Liabilities and Obligations.
     (a) Except as set forth in Schedule 5.06, as of the Balance Sheet Date, no Acquired Entity had, or had incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that are adequately accrued or reserved against in the Financial Statements or reflected in the notes thereto, (ii) liabilities, obligations or contingencies that are of a nature not required to be reflected in the Financial Statements and that do not exceed or reasonably could be expected to exceed $50,000 individually or $100,000 in the aggregate, and (iii) trade payables that were incurred after the Balance Sheet Date and were incurred in the ordinary course of business, consistent with past practices.

     (b) Set forth on Schedule 5.06 is a summary of each Acquired Entity’s outstanding indebtedness for borrowed money (including overdrafts), letters of credit, installment purchase agreements, capital leases and other indebtedness as of the date hereof including outstanding principal amounts, accrued interest, interest rates, account and creditor information and applicable prepayment penalties. Since the Balance Sheet Date, each Acquired Entity has paid, discharged or satisfied all claims, liabilities and obligations in the ordinary and usual course of business and consistent with past practice.
     5.07 Real Property. Schedule 5.07 contains a true and complete list of all Land. Except as set forth in Schedule 5.07, the respective Acquired Entities have good and indefeasible fee or leasehold title to each parcel of the Land set forth on such schedule, including all mineral rights appurtenant thereto and subject to no liens or other Encumbrances, except for Permitted Encumbrances, that could materially adversely affect the value or use of the Land for the purposes for which it is presently being used. Except as set forth on Schedule 5.07 or in any title commitment or policy issued in connection with the owned Land that has been provided to Buyer on or prior to the date of this Agreement and set forth on Schedule 5.07:
     (i) The Land is licensed, permitted and authorized in all material respects for the operation of the Acquired Business as currently conducted under all Laws relating to the protection of the environment and the conduct of such business thereon (including all zoning restrictions and land use requirements).
     (ii) The Land is usable for its current uses and can be used by Buyer after the Closing for such uses without violating any applicable Law or, to the knowledge of the Companies and Shareholders, any private restriction, and such uses are legal and conforming uses. There are no proceedings or amendments pending and brought by or, to the knowledge of the Companies and Shareholders, threatened by any third party that would result in a change in the allowable uses of the Land or that would modify the right of the applicable Acquired Entity to use the Land for its current uses.
     (iii) There is public ingress and egress to and from each parcel of the Land and all public utilities required for the operation of the Land as presently utilized by each Acquired Entity are installed and operational in all material respects.
     (iv) No third party has a material unrecorded present or future right to possession of all or any part of the Land, except for the applicable landlord of any parcel of Land that is leased.
     (v) No portion of any improvements on any parcel of the Land materially encroach onto neighboring properties and no improvements from neighboring properties materially encroach onto any portion of the Land.
     (vi) No portion of the Land contains any areas that could be characterized as disturbed, undisturbed or man made wetlands or as “waters of the United States” pursuant to any Applicable Laws or the procedural manuals of the Environmental Protection Agency, U.S. Army Corps of Engineers or the Texas Commission on Environmental Quality.

     (vii) There are no mechanics’ liens of record affecting the Land and no work has been performed thereon at the request of any Acquired Entity within 120 days of the date hereof for which a mechanic’s lien could be filed.
     (viii) There are no levied or pending special assessments affecting all or any part of the Land and, to the knowledge of the Companies and Shareholders, none is threatened.
     (ix) There are no pending or, to the knowledge of the Companies and Shareholders, threatened condemnation or eminent domain proceedings affecting all or any part of the Land.
     5.08 Personal Property.
     (a) The Acquired Entities have, and immediately following the Closing will continue to have, good and valid title to their assets presently owned thereby, or in the case of assets and properties they lease, valid rights by lease to use, all tangible personal assets and properties used or held for use by the Acquired Entities to conduct their business as currently conducted;
     (b) The combined fixed assets of the Acquired Entities (together with the real property assets and leased assets) constitute all of the real and personal property necessary for the operation of the Acquired Business by Buyer following the Closing and include all of the Permits, licenses, franchises, consents and other approvals necessary to operate such business both before and after Closing; and
     (c) At the Closing, the Acquired Entities together shall have good and marketable title to all personal property reflected in the Financial Statements, free and clear of all Encumbrances and Interest-Bearing Debt, except as set forth on Schedule 5.08.
     5.09 Material Customers and Contracts.
     (a) Schedule 5.09 (i) sets forth an accurate list of all customers representing 5% or more of the Acquired Business’s revenues for each of the fiscal year ended December 31, 2005 and the interim period ended on the Balance Sheet Date (the “Material Customers”), and (ii) sets forth an accurate list of the following agreements, instruments or other documents (the “Listed Agreements”): (A) all customer contracts providing for payments or obligations in excess of $175,000, individually, or $300,000 in the aggregate; (B) contracts with any labor organizations; (C) leases providing for annual rental payments in excess of $50,000, individually, or $150,000 in the aggregate; (D) loan agreements; (E) pledge and security agreements; (F) financing agreements; (G) indemnity or guaranty agreements or obligations; (H) bonds, debentures and indentures; (I) notes; (J) mortgages; (K) operating agreements, joint venture, partnership or cost-sharing agreements; (L) options to purchase real or personal property; (M) agreements relating to the purchase or sale by any Acquired Entity of assets or securities for more than $50,000, individually, or $150,000 in the aggregate or that commit or will commit the Acquired Business for a fixed term of 12 months or more; (N) agreements, which, by their terms, require the consent of any party thereto to the consummation of the transactions contemplated hereby; (O) voting trust agreements or similar shareholders’ agreements; (P) agreements providing for the purchase from a supplier of all or substantially all the requirements of any Acquired Entity of a particular product, material or service; and (Q) any other contracts, warranties, commitments, understandings, instruments and similar agreements and arrangements which involve aggregate payments in excess of $100,000 that cannot be canceled upon 90 days’ or less notice without penalty or premium or any continuing obligation or liability. Prior to the date hereof, the Acquired Entities have made available to Buyer true, complete and correct copies and of all the Listed Agreements.
     (b) Except as set forth in Schedule 5.09, since December 31, 2005 (i) no Material Customer has canceled or substantially reduced or, to the knowledge of the Companies and Shareholders, is threatening to cancel or substantially reduce its purchases of the Acquired Business’s products or services, and (ii) none of the Acquired Entities or any other party to the Listed Agreements is or has been asserted to be in default, violation or breach in any material respect of any such Listed Agreement, and no event has occurred and is continuing that constitutes or with notice or the passage of time or both, would constitute such a default, violation or breach under any such Listed Agreement. The Listed Agreements are in full force and effect and constitute valid and binding agreements of the applicable Acquired Entity and, to the knowledge of the Companies and Shareholders, the other parties thereto in accordance with their respective terms.
     (c) No Acquired Entity is a party to any governmental contracts subject to price redetermination or renegotiation. Except to the extent set forth in Schedule 5.09, no Acquired Entity is required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.
     (d) Except as set forth in Schedule 5.09, none of the Acquired Business, the Acquired Entities, Shareholders or any officer, employee, shareholder, director, representative or agent thereof is a party to any contract, arrangement, commitment or understanding among themselves or with any customer of any Acquired Entity or the Acquired Business for the repurchase of products, sharing of fees, rebating of charges, bribes, kickbacks or other similar arrangements.
     (e) Except as set forth in Schedule 5.09, none of the Companies nor Shareholders have any knowledge of any plan or intention of any other party to any Listed Agreement to exercise any right to cancel or terminate that Listed Agreement.
     5.10 Permits. The Acquired Entities possess all licenses, franchises, permits, authorizations, approvals, certificates, transportation authorities and other governmental authorizations and intangible assets, including permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations), fuel permits, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights, in each case that are material to the conduct of the Acquired Business and the ownership of the assets and properties of the Acquired Business and required by applicable Law (collectively, the “Permits”). The Permits are valid, and the Acquired Entity holding each such Permit has not received any written notice that any Governmental Authority intends to cancel, terminate, suspend, not renew or change in any material respect the terms of any such Permit. The Acquired Entities have conducted and currently are conducting the Acquired Business in substantial compliance with the requirements, standards, criteria and conditions set forth in its Permits, as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing, except for any instances of noncompliance or violations that have not had and would not have, individually or in the aggregate, a Material Adverse Effect. Except as specifically provided in Schedule 5.10, the transactions contemplated by this Agreement will not result in any default under, breach or violation of, termination of, or adverse effect on the rights and benefits afforded to the Acquired Business by, any of its Permits, which defaults, breaches, violations, terminations or adverse effects would have, individually or in the aggregate, a Material Adverse Effect. None of the Permits require notice to, or the consent or approval of, any Governmental Authority to the Closing or to the use of such Permit by the Acquired Entities after the Closing.
     5.11 Environmental Matters. Except as set forth in Schedule 5.11, (a) each Acquired Entity has complied with and is currently in compliance with all Environmental Laws, (b) each Acquired Entity has obtained and complied with all permits, licenses, authorizations and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned or operated by that Acquired Entity where Hazardous Substances have been treated, stored, disposed of or otherwise handled, (c) there has been no Release of any Hazardous Substance at, from, in, to, under or on any property currently or previously owned or operated by any Acquired Entity or the Acquired Business, except in amounts and concentrations that do not require reporting under applicable Environmental Laws and except, with respect to any such property that is no longer either owned, operated or owned and operated by an Acquired Entity, for any such Release that occurred after the date of such Acquired Entity’s disposition of such property or (if later) its cessation of operations on such property, (d) there is no on-site or off-site location to which any Acquired Entity has transported or disposed of Hazardous Substances or arranged for the transportation or disposal of Hazardous Substances which is or, based on existing facts and circumstances as of the Closing Date, would be the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against Buyer or any of its affiliates for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under any Environmental Law, (e) none of the Acquired Entities or the Acquired Business has received any notice, claim, demand, warning, inquiry, Order or request for information, regarding any actual, threatened or potential action or liability under Environmental Laws or regarding any actual or threatened Release of Hazardous Substances, (f) none of the Acquired Entities or the Acquired Business has any liability in connection with any release or disposal of any Hazardous Substance into the environment, and (g) there are no underground storage tanks (active or abandoned) under property presently owned or operated by any Acquired Entity or by the Acquired Business. None of the past or present sites owned or operated by any Acquired Entity or the Acquired Business is currently or has ever been designated as a treatment, storage and/or disposal facility, nor has any such facility, during the time it was owned or operated by an Acquired Entity, ever applied for a permit, license, authorization or other approval designating it as a treatment, storage and/or disposal facility, under any Environmental Law. Each Acquired Entity has provided Buyer with copies (or, if not available, accurate written summaries) of all environmental investigations, studies, audits, reviews and other analyses in the possession of that Acquired Entity respecting any facility site or other property previously or presently owned or operated by the Acquired Business.

     5.12 Labor and Employee Relations; Employment Matters.
     (a) Except as set forth in Schedule 5.12, no Acquired Entity is bound by or subject to any arrangement with any labor union. Except as set forth in Schedule 5.12, no employees of any Acquired Entity are represented by any labor union or covered by any collective bargaining agreement nor, to the knowledge of the Companies and Shareholders, is any campaign to establish such representation in progress nor has there been any campaign to establish such representation within the last three years. There is no pending or, to the knowledge of the Companies and Shareholders, threatened labor dispute involving any Acquired Entity and any group of its employees nor has any Acquired Entity experienced any significant labor interruptions over the past five years. None of the Companies or Shareholders has any knowledge of any issues or problems in connection with the relationship of any Acquired Entity with its employees, except for any such issues and problems as do not and would not have, individually or in the aggregate, a Material Adverse Effect. Each Acquired Entity considers its relationship with its employees to be good.
     (b) Except as set forth in Schedule 5.12, (i) there is no unfair labor practice charge or complaint pending or, to the knowledge of the Companies and Shareholders, threatened against or otherwise affecting any Acquired Entity, (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any Acquired Entity’s employees is pending or, to the knowledge of the Companies and Shareholders, threatened against that Acquired Entity, (iii) no labor or employment grievance is pending or, to the knowledge of the Companies and Shareholders, threatened against any Acquired Entity, (iv) no Acquired Entity is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (v) each Acquired Entity is in compliance in all material respects with and has complied in all material respects with all applicable Laws, agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, (vi) each Acquired Entity has paid in full to, or accrued in its financial books and records, with respect to all employees of that Acquired Entity, all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law and (vii) each Acquired Entity is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.
     (c) The Acquired Entities have complied in all material respects with the applicable provisions of the Immigration Reform and Control Act of 1986 (“IRCA”). Except as set forth in Schedule 5.12, no Acquired Entity (i) employs (or by reason of any contract, subcontract or exchange is considered for purposes of the IRCA to employ) an alien in the United States to perform labor or services with knowledge (as determined in accordance with the IRCA) that the alien is an unauthorized alien with respect to performing that labor or those services or (ii) is otherwise in violation of the IRCA, except for any such instances of employment or violations as would not have, individually or in the aggregate, a Material Adverse Effect. The Acquired Entities maintain and have made available to Buyer true, correct and complete copies of Form I-9 for each current employee of each Acquired Entity. Each Acquired Entity has obtained, completed correctly and maintained Forms I-9 in accordance with, and has otherwise complied with the record keeping requirements of, the IRCA.
     5.13 Insurance. The Acquired Entities maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, as set forth on Schedule 5.13, and will continue such insurance in effect (or renew such issuance policies or reasonably equivalent terms) through the Closing. True and complete copies of such policies have been provided to Buyer. Schedule 5.13 contains the following information with respect to all insurance policies carried by any Acquired Entity for each of the last five policy years: (i) insurer, (ii) type of policy, (iii) coverage period and (iv) policy limits and deductibles, self-insured retentions or retrospective loss limits. None of such policies provides for retrospective premium adjustments. Except as set forth in Schedule 5.13, none of such policies are “claims made” policies. All the policies shown as current policies on Schedule 5.13 are in full force and effect, all premiums due and payable thereon have been paid and no written or oral notice of cancellation or termination has been received with respect to any such policy. Schedule 5.13 sets forth an accurate list of all claims or losses valued within the last 90 days provided by each applicable insurance company showing all property, marine, inland marine, fidelity, aviation, liability, auto or other insurance claims relating to any event or occurrence that took place or was discovered at any time during the past five policy years. Any open claims as of the Closing Date are recoverable under such policies, except to the extent of any applicable deductible or loss retention as set forth on Schedule 5.13.
     5.14 Compensation; Employment Agreements. Schedule 5.14 sets forth an accurate list of all officers, directors and employees of each Acquired Entity, listing the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of May 1, 2006, and Shareholders will supplement that schedule with updated information as of a date within five business days prior to the Closing Date. None of the Companies or Shareholders has any knowledge that any of such individuals has any present intention of terminating his or her employment or association with an Acquired Entity. Attached to Schedule 5.14 are true, complete and correct copies of each employment or consulting agreement with any employee of any Acquired Entity or either Shareholder, other than standard form employment letters generally signed by new employees, a sample of which is included in Schedule 5.14. Except as set forth in Schedule 5.14, no Acquired Entity is a party to any agreement, nor has it established any plan, policy, practice or program, requiring it to make a payment or provide any other form of compensation or benefit or vesting rights to any officer, director, shareholder, member or employee of any Acquired Entity or other person performing services for any Acquired Entity that would not be payable or provided in the absence of this Agreement or the consummation of the transactions contemplated hereby, including any parachute payment under Section 280G of the Code.
     5.15 Noncompetition, Confidentiality and Nonsolicitation Agreements; Employee Policies. Schedule 5.15 sets forth all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which any Acquired Entity or either Shareholder is bound or under which any Acquired Entity or either Shareholder has any rights or obligations. Schedule 5.15 lists all employee manuals and all material policies, procedures and work-related rules that apply to any employee, director or officer of, or any other individual performing consulting or other independent contractor services for, the Acquired

Entities. Each Acquired Entity has provided Buyer with a copy of all such written policies and procedures and a written description of all such unwritten policies and procedures.
     5.16 Employee Benefit Plans.
     (a) Schedule 5.16 sets forth an accurate schedule of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other compensation or benefit plans or arrangements, and all related funding arrangements or trusts, whether formal or informal and whether legally binding or not, under which any Acquired Entity or an ERISA Affiliate thereof has any current or future obligation or liability or under which any present or former employee of any Acquired Entity or an ERISA Affiliate thereof, or such present or former employee’s dependents or beneficiaries, has any current or future right to benefits (each such employee benefit plan or arrangement and funding arrangement or trust referred to hereinafter as a “Plan”), together with true and complete copies of such Plans or trusts and classifications of employees covered thereby as of the Balance Sheet Date. Except as set forth in Schedule 5.16, no Acquired Entity nor any of their ERISA Affiliates sponsors, maintains or contributes to currently, or sponsored, maintained or contributed at any time during the preceding five years, any plan, program, fund or arrangement that constitutes an “employee pension benefit plan.” Each Plan may be terminated by the applicable Acquired Entity or, if applicable, by an ERISA Affiliate at any time without any liability, cost or expense, other than costs and expenses that are customary in connection with the termination of a Plan. None of the Acquired Entities nor any ERISA Affiliate thereof has any obligation to contribute to, or accrue or pay any benefits under, any Plan on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, retiree medical benefits, “excess benefit plan” within the meaning of Section 3(36) of ERISA or any nonqualified deferred compensation arrangements). For purposes of this Agreement, the term “employee pension benefit plan” shall have the meaning given that term in Section 3(2) of ERISA, and the term “ERISA Affiliate” means any corporation or trade or business under common control with an Acquired Entity as determined under Section 414(b), (c), (m) or (o) of the Code. Except as set forth in Schedule 5.16, none of the Acquired Entities or any ERISA Affiliate thereof has sponsored, maintained or contributed to any Plan pursuant to the provisions of any collective bargaining agreement at any time during the preceding five years.
     (b) Each Plan listed in Schedule 5.16 is in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Law. Except as set forth in Schedule 5.16, with respect to each Plan of the Acquired Entities and each ERISA Affiliate thereof (other than a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA), all reports and other documents required under ERISA or other applicable Law to be filed with any Governmental Authority, including all Forms 5500, or required to be distributed to participants or beneficiaries, have been duly and timely filed or distributed. Except as set forth in Schedule 5.16, each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (a “Qualified Plan”) is, and has been during the period from its adoption to the date hereof, so qualified, both as to form and operation and all necessary approvals of Governmental Authorities, including a favorable determination letter or opinion letter, as applicable, as to the qualification under the Code of each of such Qualified Plans and each amendment thereto, have been timely obtained. True and complete copies of all such reports, other documents and favorable determinations with respect to the past three years for each Plan have been provided to

Buyer. Except as set forth in Schedule 5.16, all accrued contribution obligations of the Acquired Entities and each ERISA Affiliate with respect to any Plan have either been fulfilled in their entirety or are fully reflected in the Financial Statements. Schedule 5.16 contains a list of each Plan which provides nonqualified deferred compensation and may be subject to Section 409A of the Code, and each such Plan is either exempt from Section 409A of the Code under current Internal Revenue Service guidance or has been operated in good faith compliance with Section 409A of the Code and the Internal Revenue Service guidance issued thereunder.
     (c) No Plan has incurred or will incur, and none of the Acquired Entities or any ERISA Affiliate thereof has incurred or will incur, with respect to any Plan, any liability for excise tax or penalty due to the Internal Revenue Service. There have been no terminations, partial terminations or discontinuances of contributions to any Qualified Plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such Qualified Plan.
     (d) Except as set forth in Schedule 5.16, no Acquired Entity nor any ERISA Affiliate has made any promises of benefits to employees, except as set forth in the Plans, and no Acquired Entity nor any ERISA Affiliate maintains or has established any Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of a participant, after such participant’s termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and similar state Law provisions, and at the expense of the participant or the beneficiary of the participant. No Acquired Entity nor any ERISA Affiliate maintains, has established or has ever participated in a multiple employer welfare arrangement as described in Section 3(40)(A) of ERISA.
     (e) None of the Acquired Entities or any ERISA Affiliate has at any time contributed to or had an obligation to contribute to a Plan subject to either Section 412 of the Code or Title IV of ERISA.
     (f) There are no pending or, to the knowledge of the Companies and Shareholders, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan. To the knowledge of the Companies and Shareholders, there are no investigations or audits of any Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to any Acquired Entity or any ERISA Affiliate thereof that has not been fully discharged. None of the Acquired Entities or any ERISA Affiliate thereof has participated in any voluntary compliance or closing agreement programs established with respect to the form or operation of a Plan.
     (g) None of the Acquired Entities or any ERISA Affiliate thereof has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan for which exemption was not available. Except as set forth in Schedule 5.16, none of the Acquired Entities or any ERISA Affiliate thereof is, or ever has been, a participant in or is obligated to make any payment to a multiemployer plan. To the knowledge of the Companies and Shareholders, no Person that was engaged by any Acquired Entity or an

ERISA Affiliate thereof as an independent contractor within the last five years reasonably can or will be characterized or deemed to be an employee of any Acquired Entity or an ERISA Affiliate thereof under applicable Laws for any purpose whatsoever, including, for purposes of federal, state and local income taxation, workers’ compensation and unemployment insurance and Plan eligibility.
     (h) The Acquired Entities and each ERISA Affiliate have the right to, in any manner, and without the consent of any employee, former employee, participant, beneficiary, dependent, employees’ organization or any other Person, terminate, modify or amend any Plan (or their participation in such Plan) at any time, effective as of any date on or after the Closing Date except to the extent that any retroactive amendment would be prohibited by Section 204(g) of ERISA, would adversely affect an accrued benefit or a previously granted award under any such Plan not subject to Section 204(g) of ERISA or would be otherwise prohibited by applicable Law.
     5.17 Litigation and Compliance with Laws. Except as set forth in Schedule 5.17, there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Companies and Shareholders, threatened against or affecting any Acquired Entity, at law or in equity, or before or by any Governmental Authority having jurisdiction over that Acquired Entity with respect to which the dollar amount in controversy exceeds $50,000 individually or $100,000 in the aggregate. No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by any Acquired Entity and, to the knowledge of the Companies and Shareholders, there are no facts or circumstances existing which, with delivery of notice or passage of time or both would be reasonably likely to form the basis of such a claim, action, suit or proceeding. Except to the extent set forth in Schedule 5.17, each Acquired Entity has conducted and is conducting its business in compliance with all Laws applicable to that Acquired Entity, its assets or the operation of its business, except for such instances of noncompliance as would not have, individually or in the aggregate, a Material Adverse Effect. Schedule 5.17 sets forth all instances where any Acquired Entity is a plaintiff or complaining or moving party, under any of the above types of proceedings.
     5.18 Taxes. Except as set forth on Schedule 5.18:
     (a) each Acquired Entity has timely filed all Tax Returns that are due on or before the Closing Date (taking into account any extension validly obtained) and has duly paid in full all Taxes in respect of a period for which such a Tax Return is required to be filed. All such Tax returns are true, correct and complete. True and complete copies of the federal, state and local Tax Returns of each Acquired Entity for the last three taxable years thereof have been previously provided to Buyer. Each Acquired Entity has duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person under any applicable Law, including any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers’ compensation or in respect of distributions that have been paid to Atlas or any other foreign person;
     (b) there have not been during the past five years nor is there currently in progress any Tax Audit or other claim against any Acquired Entity relating to Taxes and no notice of any such Tax Audit or claim for Taxes, whether pending or, to the knowledge of the Companies and Shareholders, threatened, has been received; no Acquired Entity has been granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes; nor has any Acquired Entity waived any statute of limitations with respect to Taxes; and no Acquired Entity is a party to any Tax allocation or sharing agreement or is otherwise liable or obligated to indemnify any Person with respect to any Tax;
     (c) the amounts shown as accruals for Taxes on the Interim Financial Statements as of the Balance Sheet Date are sufficient for the payment of all Taxes for all periods ended on or before that date;
     (d) neither of Alliance or Alberta is a United States real property holding corporation, within the meaning of Section 897(c)(2) of the Code;
     (e) there is no request for ruling pending in respect of any Tax between any of the Acquired Entities and any Tax Authority; each Acquired Entity currently utilizes the accrual method of accounting for income tax purposes; there is no lien for Taxes upon any property or asset of any Acquired Entity, except for liens for Taxes not yet due; no Acquired Entity has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); no Acquired Entity has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision or comparable provision of other law) by reason of any change in accounting method; and no Acquired Entity has an application pending as to any such change in accounting method and no Tax Authority has proposed such a change in accounting method;
     (f) no Acquired Entity is either a distributing corporation or a controlled corporation, in either case within the meaning of Section 355(a)(1)(A) of the Code, as to a distribution that constitutes part of the plan (or a series of related transactions) of the transaction for which provision is made in this Agreement; and no payment that is made pursuant to this Agreement will be an “excess parachute payment” within the meaning of Section 280G of the Code; and
     (g) no asset of any Acquired Entity is “tax exempt use property”, within the meaning of Section 168(h) of the Code or “tax exempt bond financed property”, within the meaning of Section 168(g)(5) of the Code or is otherwise subject to a provision of applicable law which extends the period over which the cost thereof may be recovered for purposes of any Tax.
     5.19 Absence of Changes. Since December 31, 2005, except as set forth in Schedule 5.19, each Acquired Entity has conducted its operations in the ordinary course and there has not been:
     (a) any change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise) or results of operations of any Acquired Entity that has resulted in, or would result in, individually or in the aggregate a Material Adverse Effect;
     (b) any incurrence of liability or obligations (absolute, accrued, contingent or otherwise) that is material, either individually or in the aggregate, except any such liabilities of obligations incurred in the ordinary and usual course of business and consistent with past practice;

     (c) any payment, discharge or satisfaction of any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) that is material, either individually or in the aggregate, other than the payment, discharge or satisfaction in the ordinary and usual course of business and consistent with past practice of liabilities and obligations incurred in the ordinary and usual course of business and consistent with past practice;
     (d) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, properties or business of any Acquired Entity individually or in the aggregate or the Acquired Business;
     (e) any change in the authorized Capital Stock of any Acquired Entity or in its outstanding securities or any change in either Shareholder’s ownership interests in that Acquired Entity or any grant of any options, warrants, calls, conversion rights or commitments;
     (f) except as may be expressly contemplated by this Agreement with respect to the Alberta/Atlas Investments Distribution, any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of any Acquired Entity;
     (g) any increase in the compensation payable or to become payable by any Acquired Entity to Shareholders or any of its respective officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, which bonuses and salary increases are set forth in Schedule 5.19;
     (h) any work interruptions, labor grievances or claims filed;
     (i) any proposed Law or event or condition of any character materially adversely affecting the assets, properties or business of any Acquired Entity or the Acquired Business;
     (j) except for the transactions contemplated by this Agreement, any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of any Acquired Entity to any Person, including Shareholders and their Affiliates;
     (k) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to any Acquired Entity;
     (l) except as may be expressly contemplated by this Agreement with respect to the Alberta/Atlas Investments Distribution, any increase in the indebtedness of any Acquired Entity, other than accounts payable incurred in the ordinary course of business, consistent with past practices, or incurred in connection with the transactions contemplated by this Agreement;
     (m) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of any Acquired Entity or requiring consent of any party to the transfer and assignment of any such assets, properties or rights;
     (n) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any assets, properties or rights outside of the ordinary course of the Acquired Entities’ business;

     (o) any waiver of any material rights or claims of any Acquired Entity or the Acquired Business;
     (p) any practice that is not in the ordinary course of business related to the timing of collection of receivables, payment of payables or any similar disbursements that would affect any Acquired Entity’s net working capital;
     (q) any change in any method of accounting or accounting practice;
     (r) any single capital expenditure commitment in excess of $125,000 for additions to property, plant, equipment or intangible capital assets or made capital expenditure commitments in excess of $250,000 in the aggregate for additions to property, plant, equipment or tangible capital assets;
     (s) any change in the manner in which products or services have been developed or marketed, except in the ordinary course of business consistent with past practice;
     (t) any payment of any pension, retirement allowance or other employee benefit not required by any plan, policy or program identified on Schedule 5.16;
     (u) any adoption, agreement to adopt or any announcement regarding the adoption of (i) any new pension, retirement or other employee benefit plan, program or policy, or (ii) any amendment to any existing plan, policy or program as identified on Schedule 5.16, unless required by applicable Law;
     (v) any events affecting any of its assets in any way as a result of fire, explosion or other casualty (whether or not covered by insurance) that have had or would have, individually or in the aggregate, a Material Adverse Effect;
     (w) any material breach, amendment or termination of any Listed Agreement, Permit or other right to which any Acquired Entity is a party or any of its property is subject; or
     (x) any other material transaction by any Acquired Entity or the Acquired Business outside the ordinary course of business.
     5.20 Accounts with Banks and Brokerages; Powers of Attorney. Schedule 5.20 sets forth an accurate schedule, as of the date of this Agreement, of (a) the name of each financial institution or brokerage firm in which each Acquired Entity has accounts or safe deposit boxes; (b) the names in which the accounts or boxes are held; (c) the type of account; and (d) the name of each Person authorized to draw thereon or have access thereto. Schedule 5.20 also sets forth the name of each Person holding a general or special power of attorney from any Acquired Entity and a description of the terms thereof, each of which shall be terminated as of the Closing.
     5.21 Absence of Certain Business Practices. None of the Acquired Entities or Shareholders nor any of their respective Affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office that was illegal to give or offer to give nor have any of them otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977 or any similar Law.

     5.22 Competing Lines of Business; Related-Party Transactions. Except as set forth in Schedule 5.22, neither Shareholders nor any other Affiliate of the Acquired Entities owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any Competitive Business, lessor, lessee, customer or supplier of any Acquired Entity. Except as set forth in Schedule 5.22, neither any officer or director of any Acquired Entity nor Shareholders have, nor had any interest in any tangible or intangible assets or real or personal property used in or pertaining to the Acquired Business.
     5.23 Proprietary Rights. Schedule 5.23 (i) lists the material Proprietary Rights used in the Acquired Business as currently conducted or currently proposed to be conducted by the Acquired Entities (the “Scheduled Proprietary Rights”) (it being acknowledged by the Companies and Shareholders that Buyer is relying on the completeness of such listing for purposes of the representations and warranties set forth in the following provisions of this Section 5.23) and (ii) indicates those of the Scheduled Proprietary Rights that one or more of the Acquired Entities own and, for those not listed as so owned, the agreement or other arrangement under which they are possessed. Except as set forth in Schedule 5.23, each Acquired Entity owns or has the legal right to use, free and clear of all Liens the Scheduled Proprietary Rights listed in Schedule 5.23 as being owned or used by that Entity, in each case free of any claims or infringements known to the Companies or either Shareholder. Except as set forth in Schedule 5.23, (i) each Acquired Entity is the only owner of each of the Scheduled Proprietary Rights listed in Schedule 5.23 as being owned by that Entity and is entitled to the exclusive use of each of those Proprietary Rights and the uninterrupted use of each of those Proprietary Rights in the Acquired Business as currently conducted or as currently proposed to be conducted by the Acquired Entities, subject to the expiration of any of those Proprietary Rights pursuant to any applicable Laws (in accordance with those Laws), without payment of any royalty or license or other fees, (ii) no Person (other than an Acquired Entity) has any right, title or interest in any of the Scheduled Proprietary Rights, (iii) each Acquired Entity has diligently protected its legal rights to its Scheduled Proprietary Rights, (iv) there is no governmental prohibition or restriction on the use of any of the Scheduled Proprietary Rights, except for any prohibitions or restrictions imposed by any Law pursuant to which those Proprietary Rights have been established, (v) no claim against any of the Acquired Entities or other claim involving any of the Acquired Entities regarding any Proprietary Rights is pending or threatened, (vi) no consent of any Person will be required for the use of any of the Scheduled Proprietary Rights by Buyer or any Subsidiary of Buyer in connection with the conduct of the Acquired Business following the Closing and (vii) no governmental registration of any of the Scheduled Proprietary Rights has lapsed or expired or been canceled, abandoned, opposed or the subject of any reexamination request.
     5.24 Capital Expenditures. The Company Reports set forth the total amount of capital expenditures currently budgeted to be incurred by the Acquired Business in excess of $25,000 in the aggregate during the balance of the Acquired Business’s current fiscal year.
     5.25 Accounts and Notes Receivable. Schedule 5.25 sets forth an accurate list of the accounts and notes receivable of the Acquired Business as of the Balance Sheet Date and will set forth a list of those generated between the Balance Sheet Date and the second business day preceding the Closing Date, including any such amounts which are not reflected in the Interim Balance Sheet. Receivables from and advances to employees, Shareholders and any Persons related to or Affiliates of Shareholders are separately identified in Schedule 5.25. Schedule 5.25 also sets forth an accurate aging of all accounts and notes receivable as of the Balance Sheet Date, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Acquired Business, including those classified as current assets on the Interim Balance Sheet, are bona fide receivables, were acquired in the ordinary course of business, and are stated in accordance with GAAP.
     5.26 Inventories. Except as reflected in the Company Reports, all inventories, net of reserves determined in accordance with GAAP, of the Acquired Business which are classified as such on the Interim Balance Sheet are merchantable and salable or usable in the ordinary course of business of the Acquired Entities. Except as set forth on Schedule 5.26, the Acquired Business does not depend on any single vendor for its inventories the loss of which could have a Material Adverse Effect or during the past five years has sustained a difficulty material to the Acquired Business in obtaining its inventories.
     5.27 Product Warranties. Schedule 5.27 sets forth copies of all of the terms and conditions of all product or service warranties and guarantees given by each Acquired Entity. The aggregate amount of losses and expenses incurred by reason of allowances, customer dissatisfaction or liabilities arising under such warranties and guarantees did not exceed $200,000 during any of the five years ended December 31, 2005, and there has been no material adverse change in that experience since December 31, 2005.
     5.28 Disclosure. Shareholders and the Acquired Entities have fully provided Buyer or its representatives with all the information that Buyer has requested in writing in analyzing whether to consummate the transactions contemplated by this Agreement. None of the information so provided nor any representation or warranty of Shareholders to Buyer in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Shareholders as follows:
     6.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     6.02 Authorization; Non-Contravention; Approvals.
     (a) Buyer has the full legal right, power and authority to enter into this Agreement and the ancillary documents and agreements described herein and to consummate the transactions contemplated hereby. All corporate proceedings on the part of Buyer necessary to authorize the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby has been taken. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the Companies and Shareholders, constitutes valid and binding agreements of Buyer, enforceable against Buyer in accordance with its terms.

     (b) The execution and delivery of this Agreement by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws of Buyer, (ii) any Law applicable to Buyer or any of its properties or assets or (iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Buyer is now a party or by which Buyer or any of its properties or assets may be bound or affected.
     (c) Except for such filings as may be required under federal or state securities Laws, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.
ARTICLE VII
CERTAIN COVENANTS
7.01 Access and Cooperation; Due Diligence.
     (a) From the date hereof and until the Closing, Shareholders will and will cause the Acquired Entities to (i) afford to the representatives of Buyer reasonable access, upon reasonable prior notice, to all the key employees, sites, properties and other assets, books and records of the Acquired Business, (ii) provide Buyer with such additional financial, operating and other information relating to the business, properties and other assets of the Acquired Business as Buyer may from time to time reasonably request and (iii) cooperate with Buyer and its representatives in the preparation of any documents or other material that may be reasonably required in connection with this Agreement. Buyer and Shareholders will use their reasonable best efforts to (i) secure, as soon as practicable after the date hereof, all approvals or consents of third parties as may be necessary to consummate the transactions this Agreement contemplates and (ii) satisfy, on or before the Closing Date, the conditions this Agreement sets forth. Without limiting the generality of the foregoing, Shareholders will and will cause the Acquired Entities to provide such cooperation in connection with the contemplated Financing referred to in Section 6.03 as may be reasonably requested by Buyer, including (i) participation in meetings, drafting sessions and due diligence sessions with Buyer’s advisors, (ii) furnishing Buyer and its advisors and prospective investors with such financial information relating to the Acquired Business as they may reasonably request, (iii) assisting Buyer and its advisors in the preparation of offering documents and related materials, including materials for rating agency presentations, (iv) using reasonable best efforts to obtain consents of accountants for use of their reports in offering documents relating to Buyer’s contemplated financing arrangements, as well as such accountants’ comfort letters as may be reasonably requested by Buyer and (v) facilitating the pledge of collateral.
     (b) Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Acquired Entities and (ii) the Acquired Entities shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing (unless such fee or liability is subject to reimbursement as described in the immediately succeeding sentence or such commitment fee or liability is conditional on the occurrence of the Closing). Buyer shall indemnify and hold harmless Shareholders and the Acquired Entities and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Acquired Entities approved thereby for use therein).
     7.02 Conduct of Business Pending the Closing; No Shop.
     (a) From the date hereof and until the Closing, unless the prior written consent of Buyer is obtained, Shareholders will and will cause each of the Acquired Entities to:
        (i) conduct the operations of the Acquired Business in accordance with its ordinary course of business reasonably consistent with past practice;
        (ii) use all commercially reasonable efforts to preserve intact its present business organization;
        (iii) maintain all its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted, and maintain all its material rights and franchises;
        (iv) keep available the services of its current officers and key employees;
        (v) preserve its relationships with material customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not materially impaired;
        (vi) comply with all applicable Laws;
        (vii) keep in full force and effect without interruption all its present insurance policies or other comparable insurance coverage; and
        (viii) except as this Agreement requires or expressly permits, maintain the instruments and agreements governing its outstanding Interest Bearing Debt and leases on their present terms and not enter into any new or amended instruments or agreements relating to Interest Bearing Debt or lease instruments or agreements without the prior written consent of Buyer (which consent Buyer will not unreasonably withhold).
     (b) From the date hereof and until the Closing, unless the prior written consent of Buyer is obtained, none of the Acquired Entities shall, nor shall the Shareholders or any of the Acquired Entities permit any of the Acquired Entities to:
        (i) enter into any new material line of business;
        (ii) make any change in its articles or certificate of incorporation or bylaws;

        (iii) issue any of its Capital Stock or issue or otherwise create any securities convertible into, or exchangeable or exercisable for, any of its Capital Stock;
        (iv) except as expressly contemplated by this Agreement with respect to the Alberta/Atlas Investments Distribution or with respect to management fees in amounts that are consistent with historic practices, as reflected in the Company Reports, declare, pay or otherwise make any dividends or other distributions to Shareholders which, when taken together with all other dividends or other distributions to Shareholders since December 31, 2005, exceed $1,000,000 in the aggregate; provided, however, that no such management fees, dividends or distributions may be made after the Effective Time (and the Shareholders acknowledge that neither of them nor any of their Affiliates shall have any entitlement with respect to any such management fees, dividends or distributions from and after the Effective Time);
        (v) make any investments in the Capital Stock or securities convertible into, or exchangeable or exercisable for, any Capital Stock of any other Entity or in any indebtedness of any other Person;
        (vi) without the prior written consent of Buyer (which consent Buyer will not unreasonably withhold): (A) make, or enter into any contract or commitment to make, any capital expenditures (1) in a single transaction or a series of related transactions involving an aggregate amount of more than $75,000 or (2) involving an aggregate total amount of more than $150,000, and that is not consistent in all material respects with the budget included in the Company Reports; or (B) incur, or enter into any contract or commitment to incur, any other liabilities otherwise than in the ordinary course of its business and reasonably consistent with its recent past practices;
        (vii) increase or commit or promise to increase the compensation payable or to become payable to any officer, director, shareholder, employee or agent, consultant or independent contractor of any Acquired Entity or make any discretionary bonus or management fee payment to any such Person, except as expressly contemplated by this Agreement;
        (viii) create, assume or permit to be created or imposed any Encumbrances upon any of its properties or other assets, whether now owned or hereafter acquired, except for purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $50,000 and necessary or desirable for the conduct of the Acquired Business;
        (ix) (A) adopt, establish, amend or terminate any Plan or (B) take any discretionary action, or omit to take any contractually required action, if that action or omission could either (1) deplete the assets of any Plan or (2) increase the liabilities or obligations under any such Plan;
        (x) sell, assign, lease or otherwise transfer or dispose of any of its owned or leased property, inventory, equipment or other assets otherwise than in the ordinary course of its business and reasonably consistent with its recent past practices;

        (xi) negotiate for the acquisition of any business or the start-up of any new business;
        (xii) merge, consolidate or effect a share exchange with, or agree to merge, consolidate or effect a share exchange with, any other Entity;
        (xiii) waive any of its rights or claims that in the aggregate are material to the Acquired Business, provided that it may negotiate and adjust bills in the course of good faith disputes with customers, vendors and suppliers in a manner reasonably consistent with its recent past practices;
        (xiv) commit breaches of Listed Agreements that in the aggregate are material to the Acquired Business or amend or terminate any material agreement of the Acquired Business or any of its Governmental Approvals; or
        (xv) enter into any transaction outside the ordinary course of business and not described above.
     (c) Prior to the Closing Date, the Companies will (i) satisfy any requirement for notice of the transactions this Agreement contemplates under applicable collective bargaining agreements and (ii) provide Buyer with proof that any required notice has been sent.
     (d) Each of the Companies and each Shareholder agrees that, from the date hereof and until the first to occur of the Closing or the termination of this Agreement in accordance with Article XII, neither of the Companies nor either Shareholder, nor any of their respective officers or directors will, and each of the Companies and each Shareholder will direct and use their best efforts to cause each of their respective representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, any Acquired Entity (any such proposal or offer being an “Acquisition Proposal”) or engage in any activities, discussions or negotiations concerning, or provide any confidential information respecting, the Acquired Business or any of the Acquired Entities to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Each of the Companies and each Shareholder will: (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and each will take the steps necessary to inform the Persons to which the first sentence of this Section 7.02(d) refers of the obligations undertaken in this Section 7.02(d); and (ii) notify Buyer immediately if any such inquiries or proposals are received by, any such information is requested from or any such discussions or negotiations are sought to be initiated or continued with either of the Companies or either Shareholder.
     7.03 Notification of Certain Matters. From the date hereof and until the Closing, Shareholders will give prompt notice to Buyer of (i) the existence or occurrence of each condition or state of facts which, to the knowledge of the Companies and Shareholders, will cause any representation or warranty of Shareholders or the Companies contained herein to be untrue or incorrect in any material respect on the Closing Date and (ii) any material failure of a Shareholder or any Acquired Entity to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by that party hereunder as of the Closing Date. From the date hereof and until the Closing, Buyer will give prompt notice to Shareholders of (i) the existence or occurrence of each condition or state of facts which will or reasonably could be expected to cause any representation or warranty of Buyer contained herein to be untrue or inaccurate on or prior to the Closing Date and (ii) any material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice under this Section 7.03 will not be deemed to (i) modify the representations or warranties herein of the party delivering that notice, or any other party, (ii) modify the conditions set forth or referred to in Article IV or (iii) limit or otherwise affect the remedies available hereunder to the party receiving that notice.
     7.04 Bonuses. Within 10 days following the determination of the Consideration Adjustment or 75 days following the Closing, whichever shall occur first, Redi-Mix, L.P. and Ingram Enterprises, L.P. (the “Partnerships”) will pay bonuses to the employees listed on Schedule 7.04 relating to the period through the Closing Date, with the aggregate amount of such bonuses, as well as the amount to be paid to each of them, to be determined in the reasonable discretion of Shareholders but not to exceed 50% of the pre-tax earnings generated by the Acquired Entities during the period from January 1, 2006 through the Effective Time (determined in accordance with GAAP, and after giving effect to the accrual of the obligation to pay such bonuses) (such limitation being the “50% Pre-Tax Earnings Limitation”); provided, however, that if the determination of the aggregate amount of such bonuses is made prior to the determination of the Consideration Adjustment, such determination shall be made using an estimate of the 50% Pre-Tax Earnings Limitation prepared by Shareholders and approved by Buyer (which approval shall not be unreasonably withheld). To the extent the bonuses paid in accordance with this Section 7.04 exceed the 50% Pre-Tax Earnings Limitation, as determined from the Effective Date Financial Statements following final determination of the Consideration Adjustment, if any, Shareholders shall pay to the applicable Partnership the amount of such excess within 10 days of receipt of the final determination of the Consideration Adjustment, and the obligation of the Shareholders to make such payment shall be joint and several and shall not be subject to any indemnification threshold or limitation set forth in Article VIII. Notwithstanding the foregoing: (i) with respect to the individuals listed on the bonus exhibit to Schedule 7.04, payment of amounts in accordance with this Section 7.04 shall be contingent upon the execution of a written consent of the partners in each Partnership; and (ii) the execution of any such consent is not a condition of Closing. The Acquired Entities will use their reasonable best efforts to cause each employee that is to receive a bonus to execute, as a condition to receipt of such bonus, a release of the Shareholders and their Affiliates in the form set forth in Schedule 7.04 and heretofore approved by the Shareholders and each such employee.
     7.05 Public Announcements. Prior to the Closing, Buyer on the one hand and Shareholders on the other hand will consult with and obtain the approval (not to be unreasonably withheld or delayed) of the other party before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions it contemplates; provided, however, that no such consultation or approval shall be required where the release or announcement is required by applicable law; and provided, further, that either Buyer or Shareholders may respond to inquiries by the press or others regarding the transactions this

Agreement contemplates as long as such responses are consistent with and limited to the party’s previously issued press releases.
     7.06 Title Assurance. Following the Closing Date, Shareholders shall provide Buyer at Buyer’s expense with such reasonable cooperation as Buyer may request in connection with Buyer’s acquisition of extended coverage policies of title insurance insuring title to the Land to be in the applicable Acquired Entities, subject only to Permitted Encumbrances. Buyer shall pay all of the premiums and associated out-of-pocket costs relating to such title policies.
     7.07 Expenses. Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto. Shareholders will pay their fees, expenses and disbursements and those of their and the Acquired Entities’ agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby. Shareholders will also pay any costs associated with business brokers or other advisors engaged by Shareholders or any Acquired Entity.
     7.08 Repayment of Related-Party Indebtedness. Prior to or at the Effective Time, (a) Shareholders shall repay to each Acquired Entity all amounts outstanding as advances to or receivables from Shareholders, each of which advances or receivables is specifically reflected in Schedule 5.25, and (b) each Acquired Entity shall repay all amounts outstanding under loans to that Acquired Entity from Shareholders, each of which loans is specifically reflected in Schedule 7.08.
     7.09 Governmental Filings.
     (a) Buyer, the Acquired Entities and Shareholders shall cooperate with one another and assist each other:
        (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement; and
        (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
     Each of Buyer, the Acquired Entities and Shareholders, as appropriate or required, shall: cooperate with the other party or parties in connection with any filings or submissions to, or conferences with, any Governmental Authorities with respect to the Acquisition; keep the other party reasonably and promptly informed of all developments and communications with any Governmental Authority with respect to the Acquisition; provide copies of all documents and correspondence filed or submitted to any Governmental Authority with respect to the Acquisition to the non-filing party or parties and its or their advisors prior to filing and, if requested, accept all reasonable modifications suggested in connection therewith; not participate in any meeting with any Governmental Authority concerning the Acquisition unless it consults with the other party or parties in advance (to the extent permitted by such Governmental Authority and subject to the confidentiality provisions of this Agreement); and resist vigorously, at their respective cost and expense, any assertion that the transactions contemplated herein constitute a violation of any of the antitrust laws, all to the end of expediting consummation of the transactions contemplated herein; provided, however, that Buyer shall not be required to (i) institute or defend legal proceedings or to limit, curtail or divest of any of its existing businesses or the business it conducts with any of its customers in order to obtain any such approval or (ii) restructure the transactions contemplated hereby in any material respect.
     7.10 Future Cooperation; Tax Matters.
     (a) Shareholders and Buyer shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. Shareholders and Buyer will cooperate and use their reasonable best efforts to have the present and future officers, directors and employees of the Acquired Entities cooperate with Shareholders and Buyer at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing. Buyer will provide Shareholders with access to such of its books and records as may be reasonably requested by Shareholders in connection with federal, state and local tax matters relating to periods prior to the Closing. The party requesting cooperation, information or actions under this Section 7.10 shall reimburse the other party for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, which costs and expenses shall not, however, include per diem charges for employees or allocations of overhead charges.
     (b) Following the Closing, Shareholders shall pay to Buyer (i) the amount of all Pre-Closing Taxes to the extent such Taxes were not paid by the Acquired Entities prior to Closing or reflected on the balance sheet included in the Effective Date Financial Statements and (ii) all Taxes of any such Shareholder or any Affiliate thereof (other than an Acquired Entity) that are collected by any Tax Authority from Buyer, any Affiliate of Buyer or any Acquired Entity.
     (c) Following the Closing, Shareholders shall be responsible for the preparation of all Tax Returns of an Acquired Entity covering the period from the beginning of each Acquired Entity’s current Tax year through the Closing Date, and shall be responsible for all costs and expenses incurred in connection with the preparation of such Tax Returns. To the extent the Shareholders have any liability for Pre-Closing Taxes pursuant to Section 7.10(b) with respect to such Tax Returns, the Shareholders shall pay such Taxes to Buyer; and the Taxes on such Tax Returns shall be paid by the Acquired Entities. Shareholders shall not make any irrevocable elections on such Tax Returns that may impact future Tax Returns of Buyer or any of the Acquired Entities without the prior written consent of Buyer (which consent Buyer may withhold in its sole discretion if such election is inconsistent with past elections (or determinations not to elect) of the applicable Acquired Entity or Acquired Entities). Shareholders shall not cause an Acquired Entity to file any Tax Return without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Buyer will cooperate with Shareholders in their preparation of all Tax returns covering the period from the beginning of each Acquired Entity’s current Tax year through the Closing Date. Buyer shall prepare and timely file all Tax Returns in respect of an Acquired Entity with respect to taxable periods that begin before and end after the Tax Effective Date (“Straddle Period Returns”). To the extent that Shareholders have any liability for Pre-Closing Taxes pursuant to Section 7.10(b) on any Straddle Period Return, such Straddle Period Return shall be subject to the written approval of Shareholders, which approval shall not be unreasonably withheld or delayed; provided that such consent may not be withheld (and will be deemed to have been provided) if such Straddle Period Return is prepared in a manner consistent with past practices. The portions of the Straddle Period Returns relating to taxable periods ending on or before the Tax Effective Date shall reflect the practices of the Acquired Entity in respect of the Tax Returns for prior periods.
     (d) Following the Closing, Shareholders shall be entitled to any Tax refunds payable with respect to (i) any period ending on or before the Tax Effective Date and (ii) the portion of any Straddle Period ending on the Tax Effective Date, in each case only to the extent such refunds are not reflected on the balance sheet included in the Effective Date Financial Statements and do not arise from tax elections or tax positions taken by Buyer on or after the Closing Date or results of operations after the Tax Effective Date. Buyer will cooperate with Shareholders in filing any Tax Return required to claim any such refund provided that (i) Shareholders shall incur all costs and expenses of filing such Tax Returns and (ii) the filing of any such Tax Return shall not negatively impact the Tax Returns of Buyer.
     7.11 Further Assurances. Subject to the terms and conditions of this Agreement, each of Buyer, Shareholders and the Acquired Entities shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using reasonable efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the transactions contemplated hereby as promptly as practicable.
     7.12 Adjustments to Consideration Paid at Closing.
     (a) As soon as practicable after the Closing Date, Buyer and the Acquired Entities (with the reasonable cooperation of and input from Shareholders) shall cause to be prepared and delivered to Shareholders a consolidated balance sheet of the Acquired Business as of the Effective Time and a consolidated income statement of the Acquired Business for the period from (and including) January 1, 2006 through the Effective Time, in each case prepared from the books and records of the Acquired Entities in conformity with GAAP (the “Effective Date Financial Statements”). Within 10 days of the delivery of the Effective Date Financial Statements, Buyer shall deliver to Shareholders a schedule (the “Consideration Adjustment Schedule”) setting forth the amount of each of the Final Dividend Adjustment, the Final Interest-Bearing Debt Adjustment, the Final Pre-Closing Earnings Adjustment and the resulting net Consideration Adjustment.
     (b) The Effective Date Financial Statements and Consideration Adjustment will be final and binding on the parties hereto unless, within 10 days following Buyer’s delivery of the calculation of the Consideration Adjustment, Shareholders notify Buyer in writing that

Shareholders disagree with all or any portion of the Effective Date Financial Statements and/or the Consideration Adjustment. If Shareholders and Buyer cannot mutually resolve any such disagreement within 15 days after the receipt by Buyer of Shareholders’ notice of disagreement, then Shareholders and Buyer shall submit the dispute to a mutually agreeable certified public accounting firm (the “Accountant”) within 10 days after the end of such 15-day period. If Shareholders and Buyer are unable to agree upon such an accounting firm within such 10-day period, then Shareholders and Buyer shall select a “Big Four” accounting firm (excluding PricewaterhouseCoopers LLP) by lot, which accounting firm shall act as the Accountant. Shareholders and Buyer shall request that the Accountant audit the Effective Date Financial Statements and provide a computation of the Consideration Adjustment within 60 days thereafter, and this computation will be final and binding upon the parties hereto, and the payment of the Consideration Adjustment shall be made within five days of delivery by of this computation by the Accountant. In the event Shareholders and Buyer submit any unresolved objections to an Accountant for resolution as provided in this Section 7.12, Shareholders and Buyer will each pay one half of the fees and expenses of the Accountant.
     (c) If the Consideration Adjustment (as finally determined in accordance with Section 7.12(b)) is a positive number, then Buyer shall pay that amount to Shareholders, in accordance with their respective shares set forth in Schedule 7.12(c), in cash within 10 days after the final determination thereof in accordance with Section 7.12(b). If the Consideration Adjustment (as finally determined in accordance with Section 7.12(b)) is a negative number, then Shareholders shall pay, in accordance with their respective shares set forth in Schedule 7.12(c), that amount to Buyer in cash within 10 days after the final determination thereof in accordance with Section 7.12(b).
     7.13 Limitation on Future Distributions by Shareholders. In order to ensure the ability of Shareholders to satisfy any indemnification obligations that may become due from them to Buyer pursuant to the provisions of Article VIII, each Shareholder agrees that, from the Closing through the fifth anniversary of the Closing Date, without the prior written consent of Buyer, which shall not be unreasonably withheld, such Shareholder shall not authorize, pay or make any payment of a dividend or other distribution to its shareholders or other owners or repurchase any of its Capital Stock (any such dividend, distribution or repurchase being a “Shareholder Distribution”) if, at the time of declaration or payment of such Shareholder Distribution, such Shareholder is or would be (after giving effect to such Shareholder Distribution) insolvent under any applicable fraudulent conveyance or transfer law. Without limiting the foregoing covenant: (i) from the Closing through the second anniversary of the Closing Date, without the prior written consent of Buyer, which shall not be unreasonably withheld, neither Shareholder shall authorize, pay or make one or more Shareholder Distributions that would cause such Shareholder to have net cash or fair value of net tangible assets (that are not Encumbered) in an amount less than 20% of the Consideration received thereby; (ii) from the Closing through the fifth anniversary of the Closing Date, without the prior written consent of Buyer, which shall not be unreasonably withheld, neither Shareholder shall authorize, pay or make one or more Shareholder Distributions that would cause such Shareholder to have net cash or fair value of net tangible assets (that are not Encumbered) in an amount less than 5% of the Consideration received thereby; and (iii) without the prior written consent of Buyer, which shall not be unreasonably withheld, in no event shall either Shareholder authorize, pay or make any Shareholder Distribution after the Closing Date at the time any indemnification claim or claims made in good faith by Buyer or any other Indemnified Party against either or both Shareholders pursuant to Article VIII is pending if, as a result of such Shareholder Distribution, the net cash or fair value of net tangible assets (that are not Encumbered) would be less than the aggregate amount reasonably determined by the Shareholders after consultation with counsel to be at issue pursuant to such indemnification claim or claims. Because of the fact that a breach of the foregoing covenants would diminish the value of the assets of Shareholders available to satisfy their indemnification obligations under this Agreement, and because of the immediate and irreparable damage that would be caused to Buyer for which Buyer would have no other adequate remedy, since monetary damages alone may not be an adequate remedy, each Shareholder agrees that the foregoing covenant may be enforced against such Shareholder by, without limitation, injunctions, restraining orders and other equitable actions.
7.14 Pre-Closing Loan.
     (a) So long as none of the Companies or Shareholders are in breach of any of their obligations hereunder or the documents executed in connection herewith (the “Loan Documents”) and subject to the other conditions described in this Agreement, Atlas Investments, Inc. may request that Buyer provide a loan to Atlas Investments, Inc. not more than two days prior to the scheduled date of the Closing in a principal amount of not more than $33,000,000 (the “Loan”). The Loan shall be evidenced by a promissory note, in substantially the form of Exhibit C, dated the date the Loan is made in the original principal amount of the Loan advanced and made payable to the order of Buyer. The Loan shall be scheduled to mature on the earlier of the date of the Closing and the second day after the Loan is made and the principal amount thereof shall bear interest at 5% per annum, accruing from the date the Loan is made; provided, that in the event that the Closing does not occur as scheduled as a result of the failure of a condition set forth in Section 4.03 or the failure of Buyer to obtain the Financing, interest shall not be deemed to accrue for the period that the Loan is outstanding. All accrued and unpaid interest and principal of the Loan shall be due and payable on the maturity date of the Loan. The Loan and the obligations of the Shareholders and Companies with respect to this Agreement and the Loan Documents shall be secured by a first priority security interest on all of the Capital Stock (and related rights) of Alberta, Alliance, Atlas Investments, Inc., Redi-Mix Management, Inc., Redi-Mix GP, LLC and Ingram Enterprises Management, Inc., pursuant to a pledge and security agreement in substantially the form of Exhibit D. The conditions to the Loan shall include such conditions as are reasonably requested by Buyer, including (i) the receipt of a certificate of the Shareholder and Companies stating that at such time and after giving effect to the Loan and the transactions contemplated thereby all representations of the Shareholders and Companies contained herein and the Loan Documents are and shall be true and correct and that no breach of the obligations of the Shareholders or Companies has occurred under this Agreement and the Loan Documents, (ii) the execution and delivery of Loan Documents, together with stock powers satisfactory to Buyer, and (iii) the receipt of evidence reasonably satisfactory to Buyer as to the enforceability of the note, the loan agreement, pledges and other Loan Documents, the validity, perfection and priority of such security interests and the ability of the parties thereto affiliated with Alberta and Atlas Investments, Inc. to enter into the transactions contemplated by the Loan Documents.
     (b) Buyer acknowledges that, and the promissory note evidencing the Loan and the related pledge and security agreement shall permit that, the proceeds of the Loan may be used by

Atlas Investments, Inc. to effect a distribution to Alberta and by Alberta to effect a distribution to Atlas with respect to the outstanding shares of preferred stock of Alberta (the “Alberta/Atlas Investments Distribution”).
     (c) In the event that the Closing shall occur prior to repayment of the Loan, (i) Buyer shall reduce the Consideration to be paid as of the Closing by the amount of the Loan and (ii) in the event the Loan is used to effect the Alberta/Atlas Investments Distribution, each party hereto agrees to disregard for United States federal income Tax purposes the Loan and the Alberta/Atlas Investments Distribution and to treat the proceeds of the Loan as a payment of a portion of the consideration paid by Buyer to Shareholders in respect of the Companies Capital Stock; provided that Section 5.18 (as to representations by Shareholders as to Taxes) shall for all purposes of this Agreement be deemed to include a representation by Shareholders that such treatment is proper for such purposes and for all other United States Tax purposes so that the Shareholders shall be responsible pursuant to the other provisions hereof for any failure of such representation to be true and without loss of generality shall so be responsible for any Tax (such as a withholding Tax) that is imposed upon Alberta, Atlas or any other Acquired Entity by reason of one or both of the Loan and Alberta/Atlas Distribution not properly being disregarded for United States federal income tax purposes or for any other United States Tax purpose.
     7.15 Financing Commitments. Buyer will use reasonable best efforts to enter into definitive agreements with respect to and obtain the Financing prior to Closing. At Shareholders’ request, Buyer shall keep Shareholders reasonably informed with respect to all material activity concerning the status of the Financing and shall give Shareholders prompt notice of any material adverse change with respect to such Financing. Buyer will furnish correct and complete copies of such definitive agreements to the Shareholders promptly upon their execution.
ARTICLE VIII
INDEMNIFICATION
     8.01 Survival of Representations and Warranties and Covenants.
     (a) Notwithstanding any investigation at any time made by or on behalf of any party hereto, the representations and warranties set forth in Article V and Article VI and in any certificate delivered in connection with this Agreement with respect to any of those representations and warranties shall survive the Closing for a period of two years from the Closing Date (the “Expiration Date”), except that (i) the representations and warranties set forth in Sections 5.11, 5.16 and 5.18 hereof shall survive until such time as the applicable statute of limitations period has run, which shall be deemed to be the Expiration Date for Sections 5.11, 5.16 and 5.18, as the case may be, and (ii) the representations and warranties in Section 5.03 shall survive indefinitely and shall not expire. Any representation or warranty as to which a party has given notice in writing describing in reasonable detail the alleged breach prior to the applicable Expiration Date shall survive until the earlier of payment in full or judicial termination of any claim relating thereto. The respective parties shall remain liable after the Expiration Date for breaches of the representations and warranties set forth in Article V and Article VI, provided such breaches are asserted in good faith by notice in writing and in reasonable detail to the alleged breaching party prior to the Expiration Date.

     (b) The covenants set forth in Article VII, other than in Sections 7.07, 7.10, 7.11 and 7.12, will terminate immediately following the Closing.
     8.02 Indemnification by Shareholders.
     (a) Subject to Section 8.06 and Section 8.07, Shareholders covenant and agree that they will jointly and severally (without any right of indemnification or contribution from any of the Acquired Entities) indemnify, defend, protect and hold harmless Buyer and its officers, directors, employees, stockholders, agents, representatives and Affiliates, at all times from and after the date of this Agreement from and against all Losses incurred by any of such indemnified Persons, whether asserted prior to, at or after the Closing, arising out of or resulting from any facts, circumstances or events occurring (or not occurring) on or before the Closing Date relating to: (i) any breach of the representations and warranties of Shareholders or the Companies set forth herein or in the Schedules attached hereto (it being understood that, notwithstanding anything to the contrary contained in this Agreement, to determine the amount of Losses arising from an inaccuracy or breach of a representation or warranty of Shareholders (but not to determine whether or not such a breach has occurred), such representation or warranty shall be read as if it were not qualified by materiality); (ii) any breach or nonfulfillment of any covenant or agreement on the part of Shareholders or the Companies under this Agreement; (iii) all transfer Taxes arising from the transactions this Agreement contemplates (including all transfer and other Taxes arising from the Alberta/Atlas Investments Distribution, whether paid or payable by any of the Acquired Entities or any Shareholder) and all other Taxes for which a Shareholder is liable under this Agreement; (iv) any of the matters referred to on Schedule 8.02, to the extent such Losses exceed any specific reserves for such Losses reflected in the balance sheet included in the Effective Date Financial Statements, subject to any applicable limitation with respect thereto set forth in Schedule 8.02; or (v) any condition, circumstance or state of facts set forth in Schedule 5.11 or any other existing condition, circumstance or state of facts in existence on or before the Closing Date which Section 5.11 calls for disclosure in Schedule 5.11 (the “Existing Environmental Conditions”) to the extent such Losses exceed any specific reserves for such Losses reflected in the balance sheet included in the Effective Date Financial Statements; provided, however, that, except with respect to the completion of any Remediation Activities (as defined below) with respect to any of the Existing Environmental Conditions initiated at any time prior to the Closing Date: (A) any responsibility of Shareholders for Losses with respect to any investigation, removal, abatement, response, cleanup or groundwater monitoring activities (collectively, “Remediation Activities”) with respect to any of the Existing Environmental Conditions in connection with the indemnification provided pursuant to this clause (v) shall apply only to the extent such Remediation Activities are required under any applicable Environmental Law that is in effect on the date hereof or by directive or order of any Governmental Authority having jurisdiction; and (B) Buyer agrees that neither it nor any of the Acquired Entities may seek indemnification pursuant to this clause (v) with respect to any previously unreported Environmental Condition the discovery or existence of which Buyer or an Acquired Entity reports to any Governmental Authority after the Closing Date unless Buyer or an Acquired Entity determines in good faith that such a report is required under applicable Environmental Law.
     (b) If Atlas Investments, Inc., Alberta, Buyer or any Person who is then an Affiliate of Buyer and who is an Indemnified Person receives any claim from the Internal Revenue

Service or other Governmental Authority as to the payment of any withholding Tax or other Tax by reason of the Loan or the Alberta/Atlas Distribution (or both), then, notwithstanding any provision hereof to the contrary, the Shareholders shall promptly either (i) pay the amount of such claim to such Indemnified Person who shall pay the amount so received to the Internal Revenue Service or such Governmental Authority, as the case may be, or (ii) provide security that is satisfactory to Buyer in its reasonable judgment for the payment of such claim and any interest or additional Tax that may accrue thereafter on such claim during the next two years (and shall, each six months thereafter, increase the amount that is so provided as security so that an amount that is equal to interest or additional Tax on such for two years after such date is also so held); provided, however, that if Atlas Investments, Inc., Alberta, Buyer or any Person who is then an Affiliate of Buyer pays any such amounts (including during the pendency of any dispute with the Internal Revenue Service or other Governmental Authority relating thereto and whether or not it is obligated to do so), then Shareholders shall make prompt payment to Buyer or any Affiliate of Buyer designated by Buyer of the amount so paid to the Internal Revenue Service or other Governmental Authority. If the Shareholders breach their obligations pursuant to this Section 8.02(b), then Buyer may in its sole discretion pay (or cause to be paid) the amount of such claim and Buyer (or any Affiliate of Buyer that makes such payment) shall then be entitled to full indemnification from Shareholders hereunder as to the amount so paid and Shareholders shall have no right to delay payment thereof. In the event the Shareholders pay any amounts pursuant to this Section 8.02(b) either directly to the Internal Revenue Service or other Governmental Authority, or to Atlas, Alberta, Buyer or any Person who is then an Affiliate of Buyer to reimburse any such party for a payment to the Internal Revenue Service or other Governmental Authority, Buyer and its Affiliates will cooperate with the Shareholders at the cost and expense of Shareholders in filing any refund claim based on such payment provided that (i) the Shareholders shall incur all costs and expenses of filing and prosecuting such refund claim and (ii) the filing of such refund claim does not in the reasonable judgment of Buyer adversely affect Buyer or its Affiliates. The obligations of Shareholders pursuant to this Section 8.02(b) shall be joint and several.
     8.03 Indemnification by Buyer. Subject to Section 8.06 and Section 8.07, Buyer covenants and agrees that it will indemnify, defend, protect and hold harmless Shareholders and their respective agents, representatives, Affiliates, beneficiaries and heirs and employees at all times from and after the date of this Agreement from and against all Losses incurred by any of such indemnified Persons as a result of or arising from (a) until the Expiration Date, any breach of the representations and warranties of Buyer set forth herein or in the Schedules attached hereto or certificates delivered in connection herewith or (b) any breach or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement.
     8.04 Third Person Claims. (a) Promptly after any party entitled to indemnification under Sections 8.02 or 8.03 hereof (in such capacity, an “Indemnified Party”) has received notice of or has knowledge of any claim by a Person not a party to this Agreement (a “Third Person”), or of the commencement of any action or proceeding by a Third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (a “Third Person Claim”), the Indemnified Party shall give to the party obligated to provide indemnification pursuant to Sections 8.02 or 8.03 hereof (in such capacity, the “Indemnifying Party”) prompt written notice of such claim or the commencement of such action or proceeding (a “Claim Notice”). Such Claim Notice shall state the nature and the basis of such Third Person

Claim and (to the extent feasible) a reasonable estimate of the amount being claimed (which estimate will not be conclusive of the final amount of such Third Person Claim). Except as Section 8.01 sets forth, the failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Person Claim except to the extent that the resulting delay is prejudicial to the defense of that Third Person Claim. Notwithstanding the foregoing and the following provisions of Section 8.04(b), Buyer shall be deemed to have delivered a sufficiently detailed Claim Notice with respect to each of the items set forth in Schedule 8.02 and with respect to each of the Existing Environmental Conditions referenced in clause (v) of Section 8.02(a) as to which Remediation Activities have been initiated prior to the Closing Date, and, to the extent any such items may involve any defense of any Third Person Claims, Shareholders shall be deemed to have elected to assume the defense of such Third Person Claims in accordance with the provisions of Section 8.04(b).
     (b) Within 30 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party must notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII with respect to the related Third Person Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Person Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Person Claim. If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of a Third Person Claim specified in a Claim Notice, then the Indemnifying Party will have the right to defend, at its sole cost and expense, that Third Person Claim by all appropriate proceedings, which proceedings the Indemnifying Party must prosecute diligently to a final conclusion or settle at its discretion in accordance with this Section 8.04, and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to such claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Person Claim. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any Third Person Claim, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement thereof; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of that Third Person Claim and the negotiation of any settlement thereof. The Indemnifying Party shall not settle any such Third Person Claim without the consent of the Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party), unless the settlement thereof does not cause any adverse Tax consequences to the Indemnified Party or its affiliates for which the Indemnifying Party does not indemnify the Indemnified Party, imposes no liability or obligation on the Indemnified Party, and includes a complete release from liability benefiting the Indemnified Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Person Claim the Indemnifying Party controls under this Section 8.04 and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party will not have the right to assume or continue the defense of that action on behalf of the Indemnified Party; provided, further, that the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party deems necessary or appropriate to protect its interests or those of the Indemnifying Party.
     (c) If with respect to a claim for indemnification under this Article VIII involving a Third Person Claim, the Indemnifying Party (i) within the applicable Election Period (A) disputes its potential liability to the Indemnified Party under this Article VII, (B) elects not to defend the Indemnified Party under Section 8.04(b) or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Section 8.04(b) or (ii) elects to defend the Indemnified Party under Section 8.04(b), but fails diligently and promptly to prosecute or settle the Third Person Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Person Claim by all appropriate proceedings, which proceedings the Indemnified Party must promptly and vigorously prosecute to a final conclusion or settle. The Indemnified Party will have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII and if that dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense under this Section 8.04 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request. The Indemnifying Party may participate in, but not control, any defense or settlement the Indemnified Party controls under this Section 8.04(c), and the Indemnifying Party will bear its own costs and expenses with respect to that participation.
     (d) Payments of all amounts owing by an Indemnifying Party under this Article VIII relating to a Third Person Claim will be made within 10 days after the latest of (i) the settlement of that claim, (ii) the expiration of the period for appeal of a final adjudication of that claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that claim.
     8.05 Non-Third Person Claims. In the event that any Indemnified Party asserts the existence of a claim giving rise to Losses (but excluding Third Person Claims), such party shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 8.05, specify the nature and amount of the claim asserted, and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If such Indemnifying Party, within 30 days after the mailing of notice by such Indemnified Party, shall not give written notice to such Indemnified Party announcing such Indemnifying Party’s intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of such claim shall be deemed a valid claim. In the event, however, that such Indemnifying Party contests such assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties cannot resolve such dispute after good faith negotiations with respect thereto within 60 days after the notice provided by the Indemnifying Party, such dispute shall be submitted to arbitration in accordance with the provisions of Section 12.10. In the event that arbitration shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such arbitration including reasonable attorneys’ fees.
     8.06 Indemnification Threshold. Neither Shareholders, on the one hand, nor Buyer, on the other hand, have any indemnification obligation to the other under the provisions of Section 8.02 (other than clauses (iii), (iv) and (v) of Section 8.02(a), Section 8.02(b) and the indemnification obligations with respect to any breach of the representations and warranties set forth in Section 5.07, as they pertain to parcels of Land in which the Acquired Entities hold fee title, or the covenants set forth in Section 7.10, as to which the condition set forth in this sentence shall not apply) or Section 8.03, as the case may be, until such time as the aggregate amount of such obligations exceed $1,000,000, at which time the indemnification obligations shall be effective as to all amounts, including the initial $1,000,000. Notwithstanding the foregoing, the foregoing provisions of this Section 8.06 shall not apply to any fraudulent misrepresentation.
     8.07 Indemnification Limitation. Subject to the last sentence of Section 8.06, (i) the aggregate joint and several indemnification obligations of Shareholders under Section 8.02 and (ii) the aggregate indemnification obligations of Buyer under Section 8.03 shall, in each case, be limited to an amount equal to the Consideration (as determined after giving effect to the Consideration Adjustment pursuant to Section 7.12). Notwithstanding the foregoing, the limitations set forth in this Section 8.07 shall not apply to fraudulent misrepresentations. Any amount that becomes payable pursuant to this Article VIII in respect of indemnification for any damages, loss, cost or expense shall be reduced by the amount of any insurance proceeds, including title insurance, actually received by the party suffering the damages, loss, cost or expense with respect thereto (net of any resulting increase in insurance premiums); provided, however, that nothing herein shall obligate Buyer or any Acquired Entity to maintain such insurance policies after the Closing or to insure any particular risk after the Closing, and nothing herein shall require Buyer or any Acquired Entity to make application to any insurance of Buyer or of any Acquired Entity that is obtained or maintained on its behalf after the Closing. The parties to this Agreement agree to treat all payments made in respect of indemnification for any damages, loss, cost or expense pursuant to this Article VIII as adjustments to the Consideration for Tax purposes, except to the extent otherwise required by applicable Law, in which event any amount that is payable pursuant hereto shall be increased by the amount that causes the aggregate payment, when reduced by all Taxes payable in respect of the receipt of the payment, to be equal to such damages, loss, cost or expense.
     8.08 Indemnification for Negligence of Indemnified Party. THE RIGHTS TO INDEMNIFICATION UNDER THIS ARTICLE VIII INCLUDE RIGHTS TO INDEMNIFICATION FOR THE RESULTS OF AN INDEMNIFIED PARTY’S ACTUAL OR ALLEGED SOLE OR CONTRIBUTORY NEGLIGENCE OR STRICT LIABILITY, IF SUCH INDEMNIFIED PARTY WOULD OTHERWISE BE ENTITLED TO INDEMNIFICATION HEREUNDER.

ARTICLE IX
NONCOMPETITION COVENANTS
     9.01 Prohibited Activities.
     (a) Except as set forth on Schedule 9.01, each Shareholder (which term, for purposes of this Article IX and Article X only, shall include each individual shareholder or Affiliate of Atlas who has joined in the execution of this Agreement, as reflected on the signature pages hereto) will not, for five years following the Closing Date (such period being herein referred to as the “Noncompete Term”), directly or indirectly, for itself or himself or on behalf of or in conjunction with any other Person or:
        (i) engage, as an officer, director, shareholder, owner, investor, lender, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, dealer or distributor, in any Competitive Business in the State of Texas or within a radius of 100 air miles of any plant or other operating facility in which any Acquired Entity or Buyer was engaged in business on the date immediately prior to the Closing Date (collectively, the “Territory”);
        (ii) call upon or otherwise solicit any person, who is, at that time, an employee or consultant of Buyer or any of its Affiliates, for the purpose or with the intent or effect of enticing such employee or consultant away from or out of the employ or contract with Buyer or any of its Affiliates;
        (iii) call upon or otherwise solicit any Person which is, at that time, or which has been, within two years prior to that time, a customer of the Acquired Business, Buyer or any of the Affiliates of such parties within the Territory for the purpose of soliciting or selling services or products in a Competitive Business within the Territory; or
        (iv) call upon or otherwise solicit any Entity which the Acquired Business or Buyer has called on in connection with the possible acquisition by either of them of such Entity or of which either of them has made an acquisition analysis, with the knowledge of that Entity’s status as an acquisition candidate of Buyer, for the purpose of acquiring that Entity or arranging the acquisition of that Entity by any Person other than Buyer
     (b) Notwithstanding the above, Section 9.01(a) shall not be deemed to prohibit any Shareholder from acquiring, as a passive investor with no involvement in the operations of the business, not more than five percent of the capital stock of a Competitive Business whose stock is publicly traded on a national securities exchange or the NASDAQ National Market.
     9.02 Equitable Relief. Because of the difficulty of measuring economic losses to Buyer as a result of a breach of the foregoing covenant, because a breach of such covenant would diminish the value of the assets, properties and business of the Acquired Business being sold pursuant to this Agreement, and because of the immediate and irreparable damage that would be caused to Buyer for which Buyer would have no other adequate remedy, since monetary damages alone may not be an adequate remedy, each Shareholder agrees that the foregoing covenant may be enforced against such individual or Entity by, without limitation, injunctions, restraining orders and other equitable actions.
     9.03 Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Article IX are necessary in terms of time, activity and territory to protect Buyer’s interest in the assets, properties and business being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on Shareholders in light of the activities and businesses of Buyer on the date of the execution of this Agreement and the current plans of Buyer.
     9.04 Severability; Reformation. The covenants in this Article IX are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Article IX are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.
     9.05 Material and Independent Covenant. Shareholders acknowledge that their agreements and the covenants set forth in this Article IX are material conditions to Buyer’s agreements to execute and deliver this Agreement and to consummate the transactions contemplated hereby and that Buyer would not have entered into this Agreement without such covenants. All of the covenants in this Article IX shall be construed as an agreement independent of any other provision in this Agreement. The existence of any claim or cause of action by any Shareholder against Buyer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of any of the covenants of this Article IX. It is specifically agreed that the time period Section 9.01 specifies will be computed in the case of each Shareholder by excluding from that computation any time during which that Shareholder is in violation of any provision of Section 9.01. The covenants this Article IX contains will not be affected by any breach of any other provision hereof by any party hereto.
ARTICLE X
NONDISCLOSURE OF CONFIDENTIAL INFORMATION
     10.01 General. Each Shareholder recognizes and acknowledges that he had in the past, currently has, and in the future will have, access to certain confidential information relating to the Acquired Entities, the Acquired Business and/or Buyer, including lists of customers, operational policies, and pricing and cost policies that are, and following the Closing will be, valuable, special and unique assets of Buyer and the Acquired Entities. Each Shareholder agrees that he or she will not use or disclose such confidential information to any Person, for any purpose whatsoever, except as is required in the course of performing his or her duties, if any, to Buyer, unless (a) such information becomes known to the public generally through no fault of any Shareholder, or (b) disclosure is required by Law, provided that prior to disclosing any information pursuant to this clause (b) the disclosing party shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure.

     10.02 Equitable Relief. Because of the difficulty of measuring economic losses to Buyer as a result of the breach of the foregoing covenant, because a breach of such covenant would diminish the value of the assets, properties and business of the Acquired Business being sold pursuant to this Agreement, and because of the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, since monetary damages alone may not be an adequate remedy, each Shareholder agrees that the foregoing covenants may be enforced against such individual or Entity by, without limitation, injunctions, restraining orders and other equitable actions. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.
ARTICLE XI
TERMINATION
     11.01 Termination of This Agreement. This Agreement may be terminated at any time prior to the Closing solely:
     (a) by the mutual written consent of Buyer and Shareholders;
     (b) by Buyer, on the one hand, or by Shareholders, acting together, on the other hand, if the transactions this Agreement contemplates will take place at the Closing shall not have been consummated by August 31, 2006, unless the failure of those transactions to be consummated results from the willful failure of the party (or in the case of Shareholders, any of them or any of the Acquired Entities) seeking to terminate this Agreement to perform or adhere to any covenant or agreement required hereby to be performed or adhered to by it or them prior to or at the Closing;
     (c) by Buyer if (i) either Shareholder or any Acquired Entity shall have failed to perform in any material respect any of its respective covenants and agreements contained in this Agreement which failure would give rise to the failure of the condition set forth in Section 4.04(b) or (ii) the respective representations and warranties of Shareholders and the Companies contained in this Agreement are or shall become untrue (without giving effect to any materiality qualification or standard contained in any such representations and warranties) in any respect, which untruth would give rise to the failure of the condition set forth in Section 4.04(a), except, in either case, where the failure to perform or to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect; or
     (d) by Shareholders if (i) Buyer shall have failed to perform in any material respect any of its respective covenants and agreements contained in this Agreement which failure would give rise to the failure of the condition set forth in Section 4.03(b), or (ii) the representations and warranties of Buyer contained in this Agreement are or shall become untrue(without giving effect to any materiality qualification or standard contained in any such representations and warranties) in any respect, which untruth would give rise to the failure of the condition set forth in Section 4.03(a), except where the failure to perform or to be true and correct, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

     11.02 Liabilities in Event of Termination. If this Agreement is terminated under Section 11.01, there shall be no liability or obligation on the part of any party hereto except (i) as Section 7.07 provides and (ii) to the extent that such liability is based on the breach by that party of any of its covenants this Agreement sets forth. Nothing in this Article XI will release Buyer, Shareholders or the Companies from liability for any breach of this Agreement prior to its termination.
ARTICLE XII
MISCELLANEOUS
     12.01 Successors and Assigns; Rights of Parties. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of Law) without the prior written consent of the other parties hereto; provided, however, that Buyer may, without the prior written consent of any Acquired Entity or either Shareholder, assign its rights and obligations under this Agreement to (i) any of its Affiliates or (ii) any of Buyer’s lenders or holders of debt instruments of Buyer for collateral security purposes only. Subject to the previous sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Buyer and the Companies, and the respective successors, heirs and legal representatives of Shareholders. Except as expressly provided in Article VIII or in this Section 12.01, nothing in this Agreement is intended or will be construed, deemed or interpreted to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.
     12.02 Entire Agreement; Amendment; Waivers. This Agreement (including the Exhibits and Schedules hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among Shareholders, the Companies and Buyer and supersede any prior agreement and understanding relating to the subject matter of this Agreement, including the Letter of Intent. This Agreement may be modified or amended only by a written instrument executed by Shareholders, the Companies and Buyer, acting through their respective officers, duly authorized by their respective Boards of Directors. Any right hereunder may be waived only by a written instrument executed by the party waiving such right. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.
     12.03 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.
     12.04 Brokers and Agents. Each party hereto represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement. Each party agrees, without regard to any threshold or limitation Article VIII sets forth, to indemnify each other party hereto against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party in connection with the transactions contemplated by this Agreement.

     12.05 Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by overnight delivery or by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party as follows:
     If to Buyer, addressed as follows:
U.S. Concrete, Inc.
2925 Briar Park, Suite 1050
Houston, Texas 77042
Attn: Corporate Secretary
     with a copy to:
Baker Botts L.L.P.
910 Louisiana, Suite 3000
Houston, Texas 77002
Attn: Ted W. Paris
     If to Shareholders, addressed as follows:
Atlas Concrete, Inc.
850, 335 Eighth Avenue S.W.
Calgary, Alberta, Canada T2P 1C9
Canada
Attn: Gerald A. Berkhold
     with a copy (which shall not constitute notice) to:
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776
Attn: Kent Jamison
or such other address as any party hereto shall specify pursuant to this Section 12.05 from time to time. Notice, when addressed and sent as above, shall be deemed given and effective three days after deposit in the U.S. mail, when actually received if delivered in person or on the next business day after deposit for overnight delivery.
     12.06 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. No right, remedy or election provided by any term of this Agreement will be deemed exclusive, but each will be cumulative with all other rights, remedies and elections available at law or in equity.
     12.07 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     12.08 Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
     12.09 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas (without regard to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction).
12.10 Dispute Resolution.
     (a) Except with respect to injunctive relief as provided in Section 7.13, Section 9.02 and Section 10.02 (which relief may be sought from any court or administrative agency with jurisdiction with respect thereto), any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be conducted by a retired judge with commercial litigation experience employed by the Dallas, Texas office of J.A.M.S./Endispute, Inc. (“JAMS”). The arbitration shall be held in JAMS’ Dallas, Texas office.
     (b) The parties shall obtain from JAMS a list of the retired judges available to conduct the arbitration. The parties shall use their reasonable efforts to agree upon a judge to conduct the arbitration. If the parties cannot agree upon a judge to conduct the arbitration within 10 days after receipt of the list of available judges, the parties shall ask JAMS to provide the parties a list of three available judges (the “Judge List”). Within five days after receipt of the Judge List, each party shall strike one of the names of the available judges from the Judge List and return a copy of such list to JAMS and the other party. If two different judges are stricken from the Judge List, the remaining judge shall conduct the arbitration. If only one judge is stricken from the Judge List, JAMS shall select a judge from the remaining two judges on the Judge List to conduct the arbitration.
     (c) The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order payment of damages, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrator determines that a material breach of this Agreement has occurred. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall issue a reasonably detailed statement of his findings of fact and conclusions of law. The parties shall be entitled to discovery.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. CONCRETE, INC.
By:	/s/ Robert D. Hardy
Robert D. Hardy
Senior Vice President and Chief Financial Officer

ALLIANCE HAULERS, INC.
By:	/s/ G.A. Berkhold
	Name:	G.A. Berkhold
	Title:	Director

ALBERTA INVESTMENTS, INC.
By:	/s/ G.A. Berkhold
	Name:	G.A. Berkhold
	Title:	President

ATLAS CONCRETE INC.
By:	/s/ G.A. Berkhold
	Name:	G.A. Berkhold
	Title:	President

WILD ROSE HOLDINGS LTD.
By:	/s/ G.A. Berkhold
	Name:	G.A. Berkhold
	Title:	Director

     Atlas Investments, Inc., a Nevada corporation and a wholly owned subsidiary of Alberta, hereby joins in the execution of this Agreement for the purpose of acknowledging and agreeing to the terms of Section 7.14 hereof (and, to the extent applicable, Article XII).

ATLAS INVESTMENTS, INC.
By:	/s/ G.A. Berkhold
	Name:	G.A. Berkhold
	Title:	Director

     Each of Mr. Gerry Berkhold, Jack Anderson, Ronald L. Graham, and H. Douglas Hunter hereby joins in the execution of this Agreement for the purpose of agreeing to become bound by the provisions of Articles IX and X (and, to the extent applicable, Article XII).

/s/ Gerry Berkhold
Gerry Berkhold

/s/ Jack Anderson
Jack Anderson

/s/ Ronald L. Graham
Ronald L. Graham

/s/ H. Douglas Hunter
H. Douglas Hunter

EXHIBIT A
     The Consideration shall be allocated as follows: $33 million shall be allocated to Atlas; and the balance shall be allocated to Wild Rose, of which $5 million shall be consideration for the Alliance common stock and the balance shall be consideration for the Alberta common stock.

EXHIBIT B
July [     ], 2006
U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas 77042
Ladies and Gentlemen:
     We have acted as special counsel to Alliance Haulers, Inc., a Texas corporation (“Alliance”), Alberta Investments Inc., a Texas corporation (“Alberta”), Atlas Concrete Inc., an Alberta, Canada corporation (“Atlas”), and Wild Rose Holdings Ltd., a Jersey corporation (“Wild Rose”), in connection with the Stock Purchase Agreement, dated as of [ ], 2006, to which U.S. Concrete, Inc., a Delaware corporation (“Buyer”), Alliance, Alberta, Atlas and Wild Rose are parties (the “Stock Purchase Agreement”). We deliver this opinion letter to you pursuant to Section 4.04(e)(2) of the Stock Purchase Agreement in connection with the closing of the sale to Buyer in accordance with the Stock Purchase Agreement of the certificates representing the Companies Capital Stock. Capitalized terms this opinion letter uses, but does not define, have the respective meanings the Stock Purchase Agreement specifies.
     We have examined the executed originals, or copies certified or otherwise identified to our satisfaction, of the Stock Purchase Agreement, the Promissory Note dated [ ], 2006 relating to the Loan from Buyer to Atlas Investments, Inc., a Nevada corporation (“AII”), pursuant to Section 7.14 of the Stock Purchase Agreement (the “Promissory Note”), the Pledge and Security Agreement, dated as of [ ], 2006, by and among Atlas, Wild Rose and Alberta in favor of Buyer (the “Pledge Agreement”) relating to the Loan and the related guaranties provided by Atlas, Wild Rose, Alberta and Alliance pursuant to the Promissory Note (the “Guaranties”), the organizational documents of each of the Companies, the Shareholders and AII, each as amended to date, minute books and certain other records of each of the Companies, the Shareholders and AII, certificates of public officials and of representatives of each of the Companies, the Shareholders and AII, and such statutes and other instruments and documents as we have deemed necessary as a basis for the opinions hereinafter expressed. The Stock Purchase Agreement, the Promissory Note (including the Guaranties set forth therein) and the Pledge Agreement are hereinafter referred to as the “Transaction Documents.”
     In rendering the following opinions, we have relied as to matters of fact on certificates of the officers of the Companies and the Shareholders. We have assumed, without independent investigation, the legal capacity of natural persons, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies or by facsimile or electronic transmission and the authenticity of the original of such copies, and the accuracy and authenticity of certificates of public officials. Our opinions expressed in opinion paragraph 1 as to the existence and good standing of each entity described therein are based solely on our review of certificates of public officials of the applicable jurisdictions.
     We have further assumed, to the extent relevant to our opinions expressed below, that (i) the Transaction Documents constitute the legal, valid and binding obligations of each party thereto (except that we have not made this assumption with respect to the Companies, the Shareholders or AII) and (ii) all terms, provisions and conditions relating to the transactions referred to in this opinion letter are completely and correctly reflected in the Stock Purchase Agreement.
     On the basis of the foregoing, and subject to the assumptions, limitations, qualifications and exceptions herein set forth, we are of the opinion that:
1.	Each Company, each Shareholder and AII is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.

2.	Each of the Companies, the Shareholders and AII has all requisite corporate power and authority to execute, deliver and perform its respective obligations under the Transaction Documents and to effectuate the transactions the Transaction Documents contemplate, including, without limitation: (i) the borrowing by AII pursuant to the Loan and AII’s execution and delivery to Buyer of the Promissory Note; (ii) the Guaranties by each of Atlas, Wild Rose, Alberta and Alliance and the execution and delivery to Buyer of the Promissory Note by each of Atlas, Wild Rose, Alberta and Alliance to evidence the Guaranties; (iii) AII’s use of the proceeds of the Loan to effect a distribution to Alberta; and (iv) Alberta’s use of those proceeds to effect a distribution to Atlas with respect to the outstanding shares of preferred stock of Alberta. The execution and delivery by each Company, each Shareholder and AII of the Transaction Documents to which it is a party and the performance by that entity of its respective obligations thereunder have been duly authorized by all necessary corporate action and proceedings required under that entity’s charter documents and all applicable Laws.

3.	Each of the Transaction Documents to which either Company is a party has been duly and validly executed and delivered by that Company and constitutes its valid and binding agreement, enforceable against that party in accordance with its terms. Each of the Transaction Documents to which either Shareholder is a party has been duly and validly executed and delivered by that Shareholder and constitutes its valid and binding agreement, enforceable against that party in accordance with its terms. Each of the Transaction Documents to which AII is a party has been duly and validly executed and delivered by AII and constitutes its valid and binding agreement, enforceable against that party in accordance with its terms.

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4.	The execution, delivery and performance by each of the Companies, the Shareholders and AII of the Transaction Documents to which it is a party and the consummation by that party of the transactions contemplated thereby (including, without limitation, the transactions referred to in clauses (i) through (iv) of the first sentence of paragraph 2, above) will not violate or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of any Acquired Entity or the Acquired Business under any of the terms, conditions or provisions of (i) the organizational documents of any Acquired Entity, (ii) any Law applicable to any Shareholder, any Acquired Entity, the Acquired Business or any of the properties or assets of any Shareholders, any Acquired entity or the Acquired Business or (iii) any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, concession, lease or other instrument, obligation or agreement of any kind to which either Shareholder, any Acquired Entity or the Acquired Business is now a party or by which the Acquired Business, any Acquired Entity or any of their respective properties or assets may be bound or affected (including, without limitation, the Listed Agreements), other than, in the case of clause (iii), the Encumbrances expressly created by the terms of the Promissory Note and the Pledge Agreement.

5.	Except as disclosed pursuant to the Stock Purchase Agreement, no Governmental Approvals are required to be obtained, and no reports or notices or filings with any Governmental Authority are required to be made by, either Company, either Shareholder or AII under any Applicable Governmental Requirement for the execution, delivery or performance by them of the Transaction Documents or the effectuation of the transactions described therein.

6.	To our knowledge, there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, other conversion rights or commitments of any kind that obligate any Acquired Entity to issue any of its capital stock or Shareholders to transfer any of the equity interests in any Acquired Entity. To our knowledge, except as disclosed pursuant to the Stock Purchase Agreement, none of the Companies or the Shareholders is a party to or bound by any agreement, instrument, contract, commitment or understanding of any character, except for the Stock Purchase Agreement, providing for the sale, assignment, conveyance, encumbrance, transfer or delivery of any Capital Stock of any Acquired Entity or all or substantially all the assets of any Acquired Entity.

7.	To our knowledge, there are no claims, actions, suits or proceedings, pending or threatened against or affecting any Acquired Entity that (a) questions the validity of the Stock Purchase Agreement or any action taken or to be taken by either Company or either Shareholder in connection with the Stock Purchase Agreement, at law or in equity, before or by any Governmental Authority or before any arbitrator, or (b) if adversely determined, would have a material

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adverse effect on the ability of either Company or either Shareholder to perform its respective obligations under the Stock Purchase Agreement.

8.	On the date hereof: (a) the authorized capital stock of Alliance consists solely of 1,000,000 shares of common stock, of which 1,000 shares are issued and outstanding and owned beneficially and of record by Wild Rose, and the authorized capital stock of Alberta consists solely of 1,000 shares of Series B common stock, of which 330 shares are issued and outstanding and owned beneficially and of record by Wild Rose, and 500 shares of Series A preferred stock, of which 15 shares are issued and outstanding and owned beneficially and of record by Atlas; (b) the authorized, issued and outstanding capitalization of each of the other Acquired Entities is as set forth on Schedule 5.03 to the Stock Purchase Agreement; and (c) all of the issued and outstanding shares of Capital Stock of each of the Acquired Entities (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, except, as to any Acquired Entity that is a Texas limited partnership, as to the general partner interests therein and as such nonassessability may be affected by Sections 3.03, 5.02 and 6.07 of the Texas Revised Limited Partnership Act, and (iii) to our knowledge, have not been issued in violation of any preemptive or other similar rights.

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Qualifications, Limitations and Exceptions
     The opinions expressed above are subject to the following qualifications, limitations and exceptions.
     The validity and enforceability of the Transaction Documents may be limited by bankruptcy, insolvency, reorganization, rearrangement, moratorium, liquidation, and other similar laws now or hereafter in effect and affecting creditors’ rights generally, and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies), regardless of whether such validity, binding effect and enforceability are considered in a proceeding in equity or at law.
     For purposes of this opinion letter, we have reviewed only those laws, rules and regulations that in our experience are normally applicable to transactions of the type described in the Transaction Documents and, to the extent relevant to any of our opinions, only those agreements, judgments and orders brought to our attention by the Company.
     We neither express nor imply any opinion regarding: (i) the validity or enforceability of any provision of any Transaction Document that purports to: (a) release a party from liability for its own negligence, or in cases where the party released is strictly liable, or to the extent that any such release provisions are inconsistent with public policy; (b) exclude all conflicts-of-law rules; (c) prohibit the non-written waiver or modification of any provision of any Transaction Document; (d) confer, waive or consent to the jurisdiction of any court; (e) waive the objection of inconvenient forum; (f) provide for severability and reformation or (g) restrict the ability of any Person to engage in any business or trade activities in competition with another Person; or (ii) the validity or enforceability of provisions relating to delay or omission of enforcement of rights or remedies.
     In rendering our opinions, we have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, that may have been made by or on behalf of any party to the Transaction Documents. We have not made any examination of any accounting or financial matters, and we express no opinion with respect thereto.
     With respect to any opinion expressed herein that is qualified by the phrase “to our knowledge” or is otherwise qualified by words of like import, we are referring to the conscious awareness of the lawyers currently practicing law with this Firm who have had involvement in representing the Company in connection with the transactions described in the Transaction Documents.
     Our opinions herein are limited in all respects to the applicable Governmental Requirements of the United States of America, the State of Texas, the Delaware General Corporation Law, the Nevada Business Corporation Act, the Companies (Jersey) Law 1991 and the Alberta Business Corporations Act, in each case as currently in effect. No opinion is expressed as to any matter that may be governed by the laws of any other jurisdiction, and we assume no responsibility as to the applicability to or effect on any of the matters covered herein

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of the laws of any other jurisdiction. This opinion letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to inform you of facts that may hereafter come to our attention or changes in law occurring after the date of this opinion letter that might affect the opinions expressed herein.
     This opinion letter is solely for your benefit and may be relied upon only by you in connection with the transactions described in the Transaction Documents. Without our prior written consent, the opinion letter may not be relied upon by you for any other purpose or by any other person for any purpose.
Very truly yours,

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EXHIBIT C
This Promissory Note has not been registered under the Securities Act of 1933 and may be sold or otherwise transferred only if the holder hereof complies with that law and other applicable securities laws.
PROMISSORY NOTE

$[33],000,000.00	July [___], 2006 Dallas, Texas
     FOR VALUE RECEIVED, Atlas Investments, Inc., a Nevada corporation (herein referred to as the “Maker”), hereby promises and agrees to pay to the order of U.S. Concrete, Inc., a Delaware corporation (the “Holder”), the principal amount of [____________] MILLION DOLLARS ($[33],000,000), together with interest on the unpaid principal sum from (and including) the date hereof until (but excluding) the date on which that unpaid principal sum shall become due and payable (whether on the Maturity Date (as hereinafter defined) or upon acceleration thereof pursuant to the provisions of Section 3(b)), at the rate of five percent (5.0%) per annum as hereinafter provided; provided, however that, notwithstanding the foregoing, if the Closing (as hereinafter defined) under the Stock Purchase Agreement (as hereinafter defined) does not occur as a result of the failure of a condition set forth in Section 4.03 of the Stock Purchase Agreement or the failure of the Holder to obtain the Financing (as defined in the Stock Purchase Agreement), no such interest shall accrue. Any past due principal and interest owing under this Promissory Note (this “Note”) shall bear interest from and after the date such obligations first become payable until paid at a per annum rate equal to the lesser of (i) eighteen percent (18.0%) or (ii) the maximum nonusurious rate allowed under applicable law (the “Highest Lawful Rate”), which interest shall be payable upon demand. All interest hereunder shall be calculated on the basis of a 365-day year for the actual number of days elapsed. References in this Note to the “Stock Purchase Agreement” mean that certain Stock Purchase Agreement made as of June 27, 2006 by and among the Holder, Atlas Concrete Inc., an Alberta, Canada corporation (“Atlas”), Wild Rose Holdings Ltd., a Jersey corporation (“Wild Rose”), Alberta Investments Inc., a Texas corporation of which the Maker is a direct, wholly owned subsidiary (“Alberta”), Alliance Haulers, Inc., a Texas corporation (“Alliance”), and the Maker.
1.	Payment Obligations.
(a)	Principal and Interest. Subject to Section 3(b), the principal amount of this Note shall be due and payable in full immediately upon the first to occur of (i) the time of the Closing (as defined in the Stock Purchase Agreement) or (ii) 9:00 A.M., Central Time, on July [___], 2006 (the date of the first such time to occur is referred to herein as the “Maturity Date”). Interest on the unpaid principal amount of this Note shall accrue and shall be payable as provided above. Payments of principal and interest shall be made in lawful money of the United States of America, by wire transfer of immediately available funds to such bank account of the Holder as the Holder may designate from time to time by written notice to the Maker. Any check, draft or other instrument given in payment of all or any portion of this Note may be accepted by the Holder and handled in collection in a customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Holder except to the extent that actual cash proceeds of such instruments are unconditionally received by the Holder. Any payment (excluding any prepayment) on or in respect of this Note shall be applied first to accrued but unpaid interest and then to the principal balance hereof. The unpaid principal may, at the option of the Maker, be prepaid, in whole or in part, at any time without premium or penalty, through the payment of an amount equal to 100% of the principal amount being prepaid, together with all accrued and unpaid interest on this Note to (but excluding) the date of the prepayment. At such time as this Note is paid or prepaid in full, it shall be surrendered to the Maker and cancelled and shall not be reissued.

(b)	As further provided in Section 5, each of Atlas, Wild Rose, Alberta and Alliance (each, a “Guarantor”) is guaranteeing the payment obligations of the Maker under this Note. Pursuant to the provisions of the Pledge and Security Agreement dated as of the date of this Note to which Atlas, Wild Rose, Alberta and the Holder are parties (the “Pledge Agreement”), the guarantee obligations of the Guarantors are being secured by a security interest in all of the outstanding capital stock of each of Alberta, Alliance and the subsidiaries of Alberta specified in the Pledge Agreement (the “Collateral”). Each of the Maker and the Guarantors sometimes is referred to herein as an “Obligor.”

(c)	Regardless of any provision contained herein, or in any other document executed in connection with this Note, the Holder shall never be entitled to contract for, charge, take, reserve, receive, collect, or apply, as interest on any obligation payable under this Note, any unearned interest or any amount in excess of the Highest Lawful Rate, and in the event the holder hereof ever contracts, for charges, takes, reserves, receives, collects or applies, as interest, any unearned interest or any such excess, such amount shall be deemed a partial prepayment of principal, and, if the principal hereof is paid in full, any remaining excess shall forthwith be refunded to the Maker.
2.	Certain Covenants. The Obligors hereby covenant and agree as follows, after the date of the Note and until such time as this Note has been paid in full in cash:
(a)	Maintenance of existence. Each Obligor shall maintain its corporate or other legal entity existence and remain in good standing in its jurisdiction of formation.

(b)	Continuation of business. Each Obligor shall continue its principal lines of business carried on as of the date of this Note.

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(c)	Maintenance of insurance. Each Obligor shall maintain or cause to be maintained insurance with respect to its property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as is customary in its respective industries.

(d)	Maintenance of books and records. Each Obligor shall maintain its accounting books and records in accordance with accounting principles generally accepted in the United States (“GAAP”) in all material respects.

(e)	Compliance with laws. Each Obligor shall comply with all laws and governmental regulations applicable to it, except to the extent that the failure to so comply would not have a material adverse effect on the business, financial condition, or results of operations of such Obligor and its subsidiaries, taken as a whole.

(f)	Notification of default. Each Obligor shall notify the Holder, immediately after receipt by such Obligor, of any notice of default received by it under any Interest-Bearing Debt (as defined in the Stock Purchase Agreement) or any agreement or instrument governing or creating any Interest-Bearing Debt or any material Indebtedness (as hereinafter defined) of such Obligor or any of its consolidated subsidiaries. As used in this Note, “Indebtedness” means, with respect to any Obligor, without duplication:
(i)	indebtedness of such Obligor for borrowed money;

(ii)	obligations of such Obligor evidenced by bonds, debentures, promissory notes, or other similar instruments;

(iii)	obligations of such Obligor in respect of letters of credit, bankers’ acceptances, or other similar instruments, excluding obligations in respect of trade letters of credit, bankers’ acceptances, or other similar instruments issued in respect of trade payables or similar obligations to the extent not drawn upon or presented, or, if drawn upon or presented, the resulting obligation of such Obligor is paid within three days;

(iv)	obligations of such Obligor to pay the deferred and unpaid purchase price of property or services which are recorded as liabilities in accordance with GAAP, excluding trade payables, advances on contracts, deferred compensation and similar liabilities arising in the ordinary course of business of such Obligor; and

(v)	rent obligations of such Obligor as lessee under any lease arrangement classified as a capital lease on the balance sheet of such Obligor in accordance with GAAP.

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(g)	Restrictions on issuances of capital stock and divestitures, mergers and consolidations. Except pursuant to the terms of the Stock Purchase Agreement or the Pledge Agreement: (i) none of the Obligors shall issue or sell any shares of their capital stock or other equity interests, except to the Holder pursuant to the terms of the Stock Purchase Agreement; and (ii) Alberta shall not sell, transfer or pledge any capital stock of the Maker to any person or entity. None of the Obligors shall enter into any merger or consolidation transaction pursuant to which any of them may be acquired by an entity other than the Holder. Neither the Maker nor any other Obligor shall sell all of its assets or its assets substantially as an entirety (whether in a single transaction or a series of related transactions).

(h)	Subordination of additional Indebtedness. Any Indebtedness incurred by the Maker after the date of this Note will be expressly subordinated (pursuant to customary subordination provisions) to the indebtedness under this Note.

(i)	Prohibitions on incurrence of new liens. No Obligor shall grant any liens on its assets to secure any Indebtedness.

(j)	Restrictions on certain guaranties. No Obligor shall provide a guaranty of the obligations of any person or entity.

(k)	Restrictions on transactions with affiliates. No Obligor shall engage in any transactions with affiliated persons or entities, except as permitted by Section 2(l).

(l)	Restricted payments. No Obligor shall pay any dividends or make any similar distributions to Alberta; provided, however, that this covenant shall not restrict (i) the Maker from making, declaring and paying to Alberta a one-time cash dividend in the amount of $33,000,000 or (ii) Alberta from making, declaring and paying a one-time cash dividend in the amount of $33,000,000 in respect of its outstanding series A preferred stock.

(m)	Prohibition on loans. No Obligor shall make loans to any person or entity.
3.	Events of Default and Remedies.
(a)	Events of Default. So long as this Note has not been paid in full in cash, each of the following events will constitute an “Event of Default”:
(i)	any default in the payment of the principal or accrued interest payable under this Note, as and when the same shall become due and payable;

(ii)	any breach of any of the covenants contained in Section 2;

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(iii)	commencement of an involuntary case or other proceeding against any Obligor seeking (A) liquidation, reorganization, or other relief with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or (B) the appointment of a receiver, liquidator, custodian, or trustee of any Obligor or for all or substantially all the property and other assets of any Obligor; or

(iv)	(A) commencement of a voluntary case by any Obligor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) consent by any Obligor to the entry of an order for relief in an involuntary case against such Obligor under any such law, (C) consent by any Obligor to the appointment or taking possession by a receiver, liquidator, custodian, or trustee of such Obligor or for all or substantially all its assets or (D) a general assignment by any Obligor for the benefit of its creditors.
(b)	Remedies. If an Event of Default shall occur, then, without any notice to the Maker or any other act by the Holder, the entire principal amount of this Note (together with all accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Maker.

(c)	Expenses. If an Event of Default shall occur, the Maker shall pay, and save the Holder harmless against liability for the payment of, all reasonable expenses, including reasonable attorneys’ fees, incurred by the Holder in enforcing its rights hereunder.
4.	Waivers; Amendments. To the extent permitted by applicable law, each Obligor, for itself and its legal representatives, successors and assigns, hereby expressly waives demand for payment, presentment, notice of dishonor, notice of intent to demand, notice of acceleration, notice of intent to accelerate, protest, notice of protest and diligence in collecting and the bringing of suit against the Maker or any other Obligor with respect to this Note. The Obligors agree that the Holder may extend the time for repayment or accept partial payment an unlimited number of times without discharging or releasing any of the Obligors from their respective obligations under this Note (including the Guaranties). No delay or omission on the part of the Holder in exercising any power or right in connection herewith shall operate as a waiver of such right or any other right under this Note (including the Guaranties), nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No amendment, modification, or waiver of any provision of this Note (including the Guaranties), nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the person against whom enforcement thereof is to be

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sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Each Obligor also hereby expressly waives, as a defense, any counterclaim, setoff or claim which such Obligor may now or hereafter have against the Holder.

5.	Guaranties. (a) Subject to the terms and conditions of this Note, the Guarantors hereby, jointly and severally, unconditionally guarantee to the Holder the prompt and complete payment in cash when due of all the Maker’s payment obligations to the Holder under this Note (the “Obligations”). An Event of Default under this Note shall constitute an event of default under the guaranties of the Guarantors provided in this Section 5 (the “Guaranties”), and shall entitle the Holder to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations. The Guaranties constitute guarantees of payment when due and not of collection.
(b)	Anything herein to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to fraudulent transfers or conveyances or to the insolvency of debtors (after giving effect to any right of contribution from the other Guarantor).

(c)	The Guarantors shall not exercise any rights which they may acquire by way of subrogation to the rights of the Holder hereunder until all the Obligations shall have been paid in full in cash. Subject to the foregoing, upon payment of all the Obligations, the Guarantors shall be subrogated to the rights of the Holder against the Maker, and the Holder agrees to take such steps as the Guarantors may reasonably request to implement such subrogation.

(d)	To the maximum extent permitted by applicable law, the Guarantors understand and agree that the Guaranties shall be construed as continuing, complete, absolute, and unconditional guarantees of payment without regard to, and each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of, and hereby agrees that its obligations hereunder shall not be discharged or otherwise affected as a result of, any of the following: (i) any defense, setoff, or counterclaim (other than the defense of payment or performance in full) which may at any time be available to or be asserted by the Maker against the Holder; (ii) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution, or lack of power of the Maker or any of the other Guarantors, or any sale, lease, or transfer of any or all of the assets of the Maker or any of the other Guarantors, or any change in the shareholders or other equity owners of the Maker or any of the other Guarantors; (iii) any change in the corporate or other existence, structure, or ownership of any other Obligor; (iv) the absence of any attempt to collect the Obligations or

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any part of them from any other Obligor; or (v) any other circumstance or act which constitutes, or might be construed to constitute, an equitable or legal discharge of the Maker for the Obligations, or of such Guarantor under its Guaranty, in bankruptcy or in any other instance (other than the defense of payment or performance in full). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against either Guarantor, the Holder may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Maker or any of the other Guarantors, and any failure by the Holder to make any such demand, to pursue such other rights or remedies, or to collect any payments from the Maker or any of the other Guarantors, or any release of the Maker or any of the other Guarantors, shall not relieve such Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied, or available as a matter of law, of the Maker against such Guarantor.
6.	Certain Representations. The Maker hereby represents that: (a) it is duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and authority to execute and deliver this Note; (b) its execution and delivery of this Note has been duly authorized by all necessary corporate action on its part; (c) as of the time of the execution and delivery of this Note, and after giving effect to the incurrence of the indebtedness and the other transactions contemplated hereby, all representations of the Obligors contained in the Stock Purchase Agreement and the Pledge Agreement are and shall be true and correct and no breach of the obligations of any of the Obligors has occurred under the Stock Purchase Agreement or the Pledge Agreement; and (d) this Note constitutes a legal, valid, and binding obligation of the Maker, enforceable against the Maker in accordance with the terms hereof, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, and other laws of general applicability relating to or affecting creditors’ rights; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.	Entire Agreement; Assignment. This Note, the Stock Purchase Agreement and the Pledge Agreement constitute the entire agreement and understanding among the Holder and the Obligors with respect to the subject matter of this Note and supersede all prior agreements and understandings, oral or written, among such parties with respect to the subject matter of this Note. The Holder may transfer or assign this Note or any of its rights to payment hereunder to any third party without the consent of the Maker (including, without limitation, to the administrative or collateral agent for any secured credit facility enter into by Holder prior to, on or after the date hereof, in connection with the security arrangements relating thereto), and any such transfer or assignment shall be binding on the Maker, and any assignee of the Holder shall be entitled to enforce all the rights of the original Holder so transferred or assigned to such assignee.

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The Maker may not assign any of its rights or obligations under this Note without the prior written consent of the Holder.

8.	Notices. All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight-delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight-delivery service (with charges prepaid). Any such notice shall be sent:
(i)	if to the Holder, addressed to it at 2925 Briar Park, Suite 1050, Houston, Texas 77042, to the attention of Donald C. Wayne, or at such other address as the Holder may hereafter specify to the Obligors in writing; or

(ii)	if to any Obligor, addressed to it at 850, 335 Eighth Avenue S.W., Calgary, Alberta, Canada T2P 1C9, to the attention of Gerry A. Berkhold, or at such other address as the Obligors may hereafter specify to the Holder in writing.
9.	Captions; Interpretation. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Note. Except where the context otherwise requires, the defined terms used in this Note shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall” and both “will” and “shall” are used in the mandatory and imperative sense. Unless otherwise stated or the context otherwise requires: (i) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (ii) all references herein to sections shall be construed to refer to sections of this Note.

10.	Severability. If any provision contained in this Note shall for any reason be held to be invalid, illegal, or unenforceable in any respect, that provision will, to the extent possible, be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Note, and in either case the validity, legality, and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

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11.	Governing Law. The construction, validity, and enforceability of this Note shall be governed by the substantive laws of the State of Texas, without giving effect to any principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.
* * *

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MAKER:

ATLAS INVESTMENTS, INC.

By:

Name:
Title:

GUARANTORS:

ATLAS CONCRETE INC.

By:

Name:
Title:

WILD ROSE HOLDINGS LTD.

By:

Name:
Title:

ALBERTA INVESTMENTS INC.

By:

Name:
Title:

ALLIANCE HAULERS, INC.

By:

Name:
Title:

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EXHIBIT D
     Pledge and Security Agreement, dated as of July ___, 2006, by and among Atlas Concrete Inc., an Alberta, Canada corporation (“Atlas”), Wild Rose Holdings Ltd., a Jersey corporation (“Wild Rose”), and Alberta Investments Inc., a Texas corporation ( “Alberta” and, together with Atlas and Wild Rose, the “Pledgors”), in favor of U.S. Concrete, Inc., a Delaware corporation (the “Lender”).
W i t n e s s e t h:
     Whereas, pursuant to Section 7.14 of the Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of June 27, 2006 among the Lender, Alliance Haulers, Inc., a Texas corporation, Alberta, Atlas and Wild Rose, the Lender has agreed to make a loan (the “Loan”) to Atlas Investments, Inc., a Nevada corporation and a wholly owned subsidiary of Alberta (the “Borrower”), evidenced by the Borrower’s promissory note dated of even date herewith in the original principal amount of $[33],000,000 payable to the order of the Lender (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Note”), upon the terms and subject to the conditions set forth therein; and
     Whereas, as contemplated by the Stock Purchase Agreement, it is a condition precedent to the obligation of the Lender to make the Loan to the Borrower under the Note that the Pledgors shall have executed and delivered this Agreement to the Lender;
     Now, therefore, in consideration of the premises and to induce the Lender to enter into the Stock Purchase Agreement and to make the Loan to Borrower as contemplated thereby, the Pledgors hereby agree with the Lender as follows:
ARTICLE I DEFINED TERMS
Section 1.1. Definitions
     (a) Unless otherwise defined herein, terms defined in the Stock Purchase Agreement and used herein have the respective meanings given to them in the Stock Purchase Agreement.
     (b) Terms used herein without definition that are defined in the UCC have the respective meanings given to them in the UCC, including the following terms (which are capitalized herein):
     “Certificated Security”
     “General Intangible”
     “Instruments”
     “Proceeds”
     “Security”
     “Security Entitlement”
The following terms shall have the following respective meanings:
     “Agreement” means this Pledge and Security Agreement.

     “Collateral” has the meaning specified in Section 2.1 (Collateral).
     “Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors, managers or managing members (or any equivalent managers) of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.
     “Event of Default” has the meaning assigned to such term in the Note.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “LLC” means each limited liability company in which a Pledgor has an interest.
     “LLC Agreement” means each operating agreement with respect to an LLC, as such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified from time to time.
     “Loan Documents” means the Stock Purchase Agreement, the Note, this Agreement and any other documents securing the Secured Obligations or executed in connection therewith.
     “Partnership” means each partnership in which a Pledgor has an interest.
     “Partnership Agreement” means each partnership agreement governing a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.
     “Pledged Certificated Stock” means all Certificated Securities and any other Stock or Stock Equivalent of a Person evidenced by a certificate, Instrument or other equivalent document, in each case owned by a Pledgor, including all Stock listed on Schedule 3 (Pledged Collateral).
     “Pledged Collateral” means, collectively, the Pledged Stock and any certificates or other Instruments representing any of the Pledged Stock and all Security Entitlements of any of the Pledgors in respect of any of the foregoing.
     “Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.
     “Pledged Uncertificated Stock” means any Stock or Stock Equivalent of any Person that is not a Pledged Certificated Stock, including all right, title and interest of any Pledgor as a limited or general partner in any Partnership or as a member of any LLC and all right, title and interest of any Pledgor in, to and under any Partnership Agreement or LLC Agreement to which it is a party.

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     “Secured Obligations” means the Loan and all other amounts, obligations, covenants and duties owing by Borrower, any Pledgor or any of their affiliates (collectively, the “Loan Parties”) to the Lender, of every type and description (whether by reason of a loan or other extension of credit, guaranty, indemnification or otherwise), present or future, arising under this Agreement, or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, and other sums chargeable to Borrower under this Agreement, or any other Loan Document and any and all obligations of any and all of the Borrower and the Pledgors under any Loan Document.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
     “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
     “UCC” means the Uniform Commercial Code as from time to time in effect in the State of Texas; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
     Section 1.2 Certain Other Terms
     (a) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
     (b) The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.
     (c) References herein to an Annex, Schedule, Article, Section, subsection or clause refer to the appropriate Annex or Schedule to, or Article, Section, subsection or clause in this Agreement.
     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

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     (e) Where the context requires, provisions relating to any Collateral, when used in relation to a Pledgor, shall refer to that Pledgor’s Collateral or any relevant part thereof.
     (f) Any reference in this Agreement to a Loan Document shall include all appendices, exhibits and schedules thereto, and, unless specifically stated otherwise all amendments, restatements, supplements or other modifications thereto, and as the same may be in effect at any time such reference becomes operative.
     (g) The term “including” means “including without limitation” except when used in the computation of time periods.
     (h) The terms “Lender,” “Pledgors,” and “Borrower” include their respective successors and permitted assigns.
     (i) References in this Agreement to any statute shall be to such statute as amended or modified and in effect from time to time.
ARTICLE II GRANT OF SECURITY INTEREST
     Section 2.1 Collateral
     For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by any Pledgor or in which a Pledgor now has or at any time in the future may acquire any right, title or interests is collectively referred to as the “Collateral”:
     (a) all the Pledged Collateral;
     (b) all General Intangibles respecting the Pledged Collateral;
     (c) all Instruments respecting the Pledged Collateral;
     (d) all books and records pertaining to the other property described in this Section 2.1;
     (e) all property of any Pledgor held by the Lender, including all property of every description, in the possession or custody of or in transit to the Lender for any purpose, including safekeeping, collection or pledge, for the account of any of the Pledgors or as to which any Pledgor may have any right or power; and
     (f) to the extent not otherwise included, all Proceeds.
     Section 2.2 Grant of Security Interest in Collateral
     The Pledgors, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, hereby mortgage, pledge and hypothecate to the Lender, and grant to the Lender a lien on and security interest in, all of their respective rights, titles and interests in, to and under the Collateral.

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ARTICLE III REPRESENTATIONS AND WARRANTIES
     To induce the Lender to make the Loan, each Pledgor hereby represents and warrants each of the following to the Lender:
     Section 3.1 Title; No Other Liens
     Except for the liens granted to the Lender pursuant to this Agreement, each Pledgor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting Instruments or Certificated Securities, and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien.
     Section 3.2 Perfection and Priority
     The security interest granted pursuant to this Agreement shall constitute a valid and continuing perfected first priority security interest in favor of the Lender in the Collateral upon (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 1 (Filings) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Lender in completed and duly executed form), and (ii) the delivery to the Lender of all Collateral consisting of Instruments and Certificated Securities, in each case properly endorsed for transfer to the Lender or in blank.
     Section 3.3 Jurisdiction of Organization; Chief Executive Office
     Each Pledgor’s jurisdiction of organization, legal name, organizational identification number, if any, and the location of each Pledgor’s chief executive office or sole place of business, in each case as of the date hereof, is correctly specified on Schedule 2 (Pledgor Information) and such Schedule 2 (Pledgor Information) also correctly lists all jurisdictions of incorporation, legal names and locations of each Pledgor’s chief executive office or sole place of business for the five years preceding the date hereof. Each Pledgor is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, as set forth on Schedule 2 (Pledgor Information), and has full corporate, limited liability or partnership power and authority to execute and deliver this Agreement. No Pledgor has, within the period of 180 days prior to the date hereof, changed its name or the jurisdiction or form of its organization.
     Section 3.4 Pledges of Collateral
     (a) Each Pledgor has duly authorized the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party and this Agreement and each other Loan Document to which it is a party has been duly executed and delivered by each Pledgor and constitutes the legal, valid and binding obligation of each Pledgor with respect thereto, enforceable against each Pledgor in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Pledged Stock pledged hereunder by each Pledgor is listed on Schedule 3 (Pledged Collateral) and constitutes that percentage of

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the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 3 (Pledged Collateral).
     (b) All of the Pledged Stock has been duly authorized, validly issued and is fully paid and nonassessable.
     (c) All of the Pledged Stock constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).
     (d) All Pledged Collateral pledged by the Pledgors, consisting of Certificated Securities or Instruments has been delivered to the Lender in accordance with Section 4.4(a) (Pledged Collateral).
     (e) Other than Pledged Stock pledged by the Pledgors constituting General Intangibles, there is no Pledged Collateral that the Obligors have not delivered into the possession of the Lender. The execution, delivery and performance by each Pledgor of this Agreement and each other Loan Document to which it is a party do not violate any statute, rule, regulation, order or other law binding upon that Pledgor or its property or conflict with the Constituent Documents of that Pledgor or any issuer of the Collateral or any agreement or other document to which that Pledgor is a party or by which it or its property is bound.
ARTICLE IV COVENANTS
     Each Pledgor agrees with the Lender to the following, as long as any Secured Obligation remains outstanding and, in each case, unless the Lender otherwise consents in writing (for itself and its property only):
     Section 4.1 Generally
     Each Pledgor shall (a) not use or permit its Collateral to be used unlawfully or in violation of any provision of this Agreement, any other Loan Document, any related document, any requirement of applicable law or any policy of insurance covering the Collateral, (b) not enter into any agreement or undertaking restricting the right or ability of any Pledgor or the Lender to sell, assign or transfer any Collateral and (c) promptly notify the Lender of its entry into any agreement or assumption of undertaking that restricts the ability to sell, assign or transfer any Collateral.
     Section 4.2 Maintenance of Perfected Security Interest; Further Documentation
     (a) Each Pledgor shall maintain each security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 (Perfection and Priority) and Section 2.2 (Grant of Security Interest in Collateral) and shall defend such security interest and such priority against the claims and demands of all Persons.

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     (b) Each Pledgor shall furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender may reasonably request, all in reasonable detail and in form and substance satisfactory to the Lender.
     (c) At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Pledgors, each Pledgor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as the Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of deposit account control agreements and securities account control agreements.
     Section 4.3 Changes in Locations, Name, Etc.
     (a) No Pledgor shall do any of the following:
     (i) change its jurisdiction of organization or its location, in each case from that referred to in Section 3.3 (Jurisdiction of Organization; Chief Executive Office); or
     (ii) change its legal name or organizational identification number, if any, or corporation, limited liability company or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.
     (b) Each Pledgor shall keep and maintain at its own cost and expense satisfactory and complete records of its Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.
     Section 4.4 Pledged Collateral
     (a) Each Pledgor shall deliver to the Lender, all certificates and Instruments representing or evidencing any of its Pledged Collateral, whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by the Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Lender, or such other documentation acceptable to the Lender. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right, at any time in its discretion and without notice to any of the Pledgors, to irrevocably transfer to or to register in its name or in the name of its nominees any Pledged Collateral. The Lender shall have the right at any time to exchange any certificate or instrument representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations.
     (b) Except as provided in Article V (Remedial Provisions) or the Stock Purchase Agreement, the Pledgors shall be entitled to receive any cash dividend paid in respect of their respective Pledged Collateral (other than liquidating or dissolution dividends), provided such

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dividend is declared and paid in compliance with all applicable provisions of the Stock Purchase Agreement and not in contravention of any of the provisions or the Stock Purchase Agreement. Any sums paid upon or in respect of any Pledged Collateral upon the liquidation or dissolution of any issuer of any Pledged Collateral, any distribution of capital made on or in respect of any Pledged Collateral or any property distributed upon or with respect to any Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Lender, be delivered to the Lender to be held by it hereunder as additional collateral security for the Secured Obligations. If any sum of money or property so paid or distributed in respect of any Pledged Collateral shall be received by any Pledgor, that Pledgor shall, until such money or property is paid or delivered to the Lender, hold such money or property in trust for the Lender, segregated from other funds of that Pledgor, as additional security for the Secured Obligations.
     (c) Except as provided in Article V (Remedial Provisions) or the Stock Purchase Agreement, each Pledgor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to its Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by any Pledgor that would impair the Collateral, result in any violation of any provision of the Stock Purchase Agreement, this Agreement or any other Loan Document. No Pledgor shall enable or permit any issuer of Pledged Collateral to issue any Stock or other equity Securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Stock or other equity Securities of any nature of any issuer of Pledged Collateral.
     (d) No Pledgor shall grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any Collateral to any Person other than the Lender.
     (e) If any Pledgor is a holder of any Stock or Stock Equivalent in any Person that is an issuer of Stock or Stock Equivalents to be pledged to the Lender under the Stock Purchase Agreement, that Pledgor consents to (i) the exercise of the rights granted to the Lender hereunder (including those described in Section 5.2 (Pledged Collateral)) or under such pledges, and (ii) the pledge by each other Pledgor, pursuant to the terms hereof or the Stock Purchase Agreement, of the Pledged Stock in such Person and to the transfer of such Pledged Stock to the Lender or its nominee and to the substitution of the Lender or its nominee as a holder of such Pledged Stock with all the rights, powers and duties of other holders of Pledged Stock of the same class and, if the Pledgor having pledged such Pledged Stock hereunder had any right, power or duty at the time of such pledge or at the time of such substitution beyond that of such other holders, with all such additional rights, powers and duties. Each Pledgor agrees to execute and deliver to the Lender such certificates, agreements and other documents as may be necessary to evidence, formalize or otherwise give effect to the consents given in this clause (e).
     (f) No Pledgor shall, without the consent of the Lender, agree to any amendment of any Constituent Document that in any way adversely affects the perfection of the security interest of the Lender in the Pledged Collateral pledged by that Pledgor hereunder, including any amendment electing to treat any membership interest or partnership interest that is part of the

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Pledged Collateral as a “security” under Section 8-103 of the UCC, or any election to turn any previously uncertificated Stock that is part of the Pledged Collateral into certificated Stock.
     Section 4.5 Payment of Obligations
     Each Pledgor shall pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind against or with respect to the Collateral.
ARTICLE V REMEDIAL PROVISIONS
     Section 5.1 Code and Other Remedies
     During the continuance of an Event of Default, the Lender may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon any Collateral, and may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver any Collateral (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by the UCC and other applicable law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Pledgor, which right or equity is hereby waived and released. The Lender shall apply the net proceeds of any action taken by it pursuant to this Section 5.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the Lender, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Lender shall prescribe, and only after such application and after the payment by the Lender of any other amount required by any provision of law, need the Lender account for the surplus, if any, to the Pledgors. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PLEDGOR WAIVES ALL CLAIMS, DAMAGES AND DEMANDS IT MAY ACQUIRE AGAINST THE LENDER ARISING OUT OF THE EXERCISE BY THE LENDER OF ANY RIGHTS HEREUNDER EXCEPT TO THE EXTENT SUCH LIABILITY IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT IN A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

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     Section 5.2 Pledged Collateral
     (a) During the continuance of an Event of Default, upon notice by the Lender to the Pledgors, (i) the Lender shall have the right to receive any Proceeds of the Pledged Collateral and make application thereof to the Secured Obligations in the order determined by the Lender and (ii) the Lender or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any of the Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other material change in the corporate, limited liability or partnership structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Lender may determine), all without liability except to account for property actually received by it; provided, however, that the Lender shall have no duty to any of the Pledgors to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
     (b) In order to permit the Lender to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to the Lender all such proxies, dividend payment orders and other instruments as the Lender may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, each Pledgor hereby grants to the Lender an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof), during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.
     (c) Each Pledgor hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by that Pledgor to (i) comply with any instruction received by it from the Lender in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from that Pledgor, and each Pledgor agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payment with respect to such Pledged Collateral directly to the Lender.
     Section 5.3 Registration Rights
     (a) Each Pledgor recognizes that the Lender may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and

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applicable state securities laws or otherwise or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Lender shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such issuer would agree to do so.
     (b) Each Pledgor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Collateral pursuant to this Section 5.3 valid and binding and in compliance with all other applicable requirements of law; provided that no Pledgor shall be required by the terms of this Agreement to make any kind of filing under the Securities Act, the Exchange Act or any state securities law if the Lender, in its sole discretion, determines that a private sale is practicable and commercially reasonable. Each Pledgor further agrees that a breach of any covenant contained in this Section 5.3 will cause irreparable injury to the Lender, that the Lender has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.3 shall be specifically enforceable against that Pledgor, and each Pledgor hereby waives and agrees, to the extent permitted by law, not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.
     Section 5.4 Deficiency
     The Pledgors shall remain jointly and severally liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements of any attorney employed by the Lender to collect such deficiency.
     Section 5.5 Waivers
     Each Pledgor hereby waives any and all rights that it may otherwise have (whether any such right is contractual or exists pursuant to the articles of incorporation or bylaws of any relevant entity or under applicable law) that would breach this Agreement or interfere with the exercise by the Lender of any rights or remedies granted to it pursuant to this Agreement.
ARTICLE VI THE LENDER
     Section 6.1 Lender’s Appointment as Attorney-in-Fact
     (a) Each Pledgor hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of that Pledgor and in the name of that Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement,

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to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Pledgor hereby gives the Lender the power and right, on behalf of that Pledgor, without notice to or assent by that Pledgor, to do any of the following:
     (i) in the name of that Pledgor or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any account or General Intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any such moneys due under any account or General Intangible or with respect to any other Collateral whenever payable;
     (ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repair or pay any insurance called for by the terms of this Agreement (including all or any part of the premiums therefor and the costs thereof);
     (iii) execute, in connection with any sale provided for in Section 5.1 (Code and Other Remedies) or 5.3 (Registration Rights), any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral; or
     (iv) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Lender or as the Lender shall direct, (B) ask or demand for, collect, and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any suit, action or proceeding brought against that Pledgor with respect to any Collateral, (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Lender may deem appropriate, and (G) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and do, at the Lender’s option and the Pledgors’ expense, at any time, or from time to time, all acts and things that the Lender deems necessary to protect, preserve or realize upon the Collateral and the Lender’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as that Pledgor might do.
Anything in this clause (a) to the contrary notwithstanding, the Lender agrees that it shall not exercise any right under the power of attorney provided for in this clause (a) unless an Event of Default shall be continuing.
     (b) If any Pledgor fails to perform or comply with any of its agreements contained herein, the Lender, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

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     (c) The reasonable expenses of the Lender incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due principal under the Note, from the date of payment by the Lender to the date reimbursed by the Pledgors, shall be jointly and severally payable by the Pledgors to the Lender on demand.
     (d) The Pledgors hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
     Section 6.2 Duty of Lender
     The Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Lender deals with similar property for its own account. Neither the Lender, nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Pledgor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on the Lender hereunder are solely to protect the Lender’s interest in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Lender nor any of its respective officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
     Section 6.3 Authorization of Financing Statements
     Each Pledgor authorizes the Lender and its affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Lender reasonably determines appropriate to perfect the security interests of the Lender under this Agreement. Each Pledgor hereby also authorizes the Lender and its affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.
     Section 6.4 Authority of Lender
     Each Pledgor acknowledges that the rights and responsibilities of the Lender under this Agreement with respect to any action taken by the Lender or the exercise or non-exercise by the Lender of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall be conclusively presumed to be acting with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

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ARTICLE VII MISCELLANEOUS
     Section 7.1 Amendments in Writing
     None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in a writing signed by the Pledgors and Lender.
     Section 7.2 Notices
     All notices, requests and demands to or upon the Lender or any Pledgor hereunder shall be effected in the manner provided for in Section 12.05 (Notices) of the Stock Purchase Agreement.
     Section 7.3 No Waiver by Course of Conduct; Cumulative Remedies
     The Lender shall not by any act (except by a written instrument pursuant to Section 7.1 (Amendments in Writing)), delay, indulgence, omission or otherwise, be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
     Section 7.4 Successors and Assigns
     This Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Lender and its successors and assigns; provided, however, that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Lender. The Lender may transfer or assign this Agreement or any of its rights hereunder to any third party without the consent of any Obligor (including, without limitation, to the administrative or collateral agent for any secured credit facility entered into by the Lender prior to, on or after the date hereof, in connection with the security arrangements relating thereto), and any such transfer or assignment shall be binding on all of the Obligors, and any such assignee of the Lender shall be entitled to enforce all the rights of the Lender hereunder so transferred or assigned to such assignee.
     Section 7.5 Counterparts
     This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an

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executed counterpart by telecopy shall be effective as delivery of a manually executed counterpart.
     Section 7.6 Severability
     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 7.7 Section Headings
     The Article and Section titles contained in this Agreement are, and shall be, without substantive meaning or content of any kind whatsoever and are not part of the agreement of the parties hereto.
     Section 7.8 Entire Agreement
     This Agreement together with the other Loan Documents represents the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.
     Section 7.9 Governing Law
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
     Section 7.10 Reinstatement
     Each Pledgor further agrees that, if any payment made by any Loan Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by the Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including that Pledgor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of that Pledgor in respect of the amount of such payment.

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     In witness whereof, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

Pledgors: ATLAS CONCRETE INC
By:
Name:
Title:

WILD ROSE HOLDINGS LTD.
By:
Name:
Title:

ALBERTA INVESTMENTS INC.
By:
Name:
Title:

Lender
U.S. Concrete, Inc.

By:
Name:
Title:

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Each of the undersigned is an issuer of Pledged Collateral and agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and shall comply with such terms insofar as such terms are applicable to it.

ALBERTA INVESTMENTS INC
By:
Name:
Title:

ALLIANCE HAULERS INC.
By:
Name:
Title:

ATLAS INVESTMENTS INC.
By:
Name:
Title:

REDI-MIX MANAGEMENT, INC.
By:
Name:
Title:

INGRAM ENTERPRISES MANAGEMENT, INC.
By:
Name:
Title:

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Schedule 1
Filings

Schedule 2
Pledgor Information

				Chief	Principal
	Jurisdiction of			Executive	Place
Legal Name	Organization	_________ No.	Former Name	Officer	of Business
Atlas Concrete Inc.	Alberta, Canada
Wild Rose Holdings Ltd.	New Jersey
Alberta Investments Inc.	Texas

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Schedule 3
Pledged Collateral

			No. of	Certificate	Percent	Percent
Owner	Issuer	Class of Stock	Shares	Nos.	Owned	Pledged
Atlas Concrete Inc.	Alberta Investments Inc. (a Texas corporation)	Series A Preferred Stock	15	[___]	100%	100%

Wild Rose Holdings Ltd.	Alberta Investments Inc. (a Texas corporation)	Series B Common Stock	330	[___]	100%	100%

Wild Rose Holdings Ltd.	Alliance Haulers, Inc. (a Texas corporation)	Common Stock	1,000	[___]	100%	100%

Alberta Investments Inc.	Atlas Investments Inc. (a Nevada corporation)	Common Stock	[___]	[___]	100%	100%

Alberta Investments Inc.	Redi-Mix Management, Inc. (a Texas corporation)	Common Stock	[___]	[___]	100%	100%

Alberta Investments Inc.	Ingram Enterprises Management, Inc. (a Texas corporation)	Common Stock	[___]	[___]	100%	100%

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